AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2013
                                          REGISTRATION NO. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HPEV, INC.
(Exact name of registrant as specified in its charter)

Nevada	3510	75-3076597
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

27420 Breakers Drive
Wesley Chapel, Florida 33544
(813) 929-1877
(Address and telephone number of principal executive offices)

Timothy Hassett
27420 Breakers Drive
Wesley Chapel, Florida 33544
(813) 929-1877

(Name, address and telephone number of agent for service)

Copies to:

David B. Manno, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐Large accelerated filer
☐Accelerated filer
☐Non-accelerated filer
☒Smaller reporting company

  CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value per share	6,000,000(2)
Common Stock, $.001 par value per share	6,000,000(3)
Common Stock, $.001 par value per share	4,000,000(4)
Common Stock, $.001 par value per share	4,000,000(5)
Common Stock, $.001 par value per share	1,491,054(6)
Total	21,491,054	$0.26(1)	$5,587,674.04	$762.16

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on the OTCQB on January 7, 2013, which was $0.26 per share.

(2) Represents shares of common stock of HPEV, Inc., offered by selling stockholders, issuable upon exercise of common stock warrants purchased pursuant to the Securities Purchase Agreement between HPEV, Inc. and Spirit Bear Limited dated December 14, 2012.

(3) Represents shares of common stock of HPEV, Inc., offered by selling stockholders, issuable upon exercise of common stock warrants which HPEV, Inc. may require Spirit Bear Limited to purchase pursuant to the Securities Purchase Agreement between HPEV, Inc. and Spirit Bear Limited dated December 14, 2012.

(4) Represents share of common stock of HPEV, Inc., offered by the selling stockholders, issuable upon conversion of Series A Convertible Preferred Shares of HPEV, Inc. purchased pursuant to the Securities Purchase Agreement between HPEV, Inc. and Spirit Bear Limited dated December 14, 2012.

(5) Represents shares of the common stock of HPEV, offered by the selling stockholders, issuable upon conversion of Series A Convertible Preferred Shares of HPEV, Inc. which HPEV, Inc. may require Spirit Bear Limited to purchase pursuant to the Securities Purchase Agreement between HPEV, Inc. and Spirit Bear Limited dated December 14, 2012.

(6) Represents shares of common stock of HPEV, offered by the selling stockholders, issuable upon exercise of common stock warrants previously obtained by Spirit Bear Limited from HPEV, Inc.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JANUARY 11, 2013

HPEV, INC.

21,491,054 Shares of Common Stock

This prospectus relates to the public offering of up to 21,491,054 shares of common stock, par value $.001 per share, of HPEV, Inc. (“Common Stock”), by the selling stockholders.

The selling stockholders may sell Common Stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders. We will pay the expenses of registering these shares.

Investment in the Common Stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 10 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on the OTCQB and trades under the symbol "WARM".   The last reported sale price of our common stock on the OTCQB on January 7, 2013, was $.26 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2013.

HPEV, INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products and services; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock, including shares they acquire upon exercise of their derivative securities, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. Some of the statements contained in this prospectus, including statements under “Prospectus Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties.  We note that our actual results and future events may differ significantly based upon a number of factors.  The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

 Corporate Information

Our corporate headquarters are located at 27420 Breakers Drive, Wesley Chapel, FL 33544 and our telephone number is (813) 929-1877.

Our common stock is quoted on the OTCQB under the symbol “WARM”. On January 7, 2013, the last reported market price of our common stock was $0.26 per share.

About Us

HPEV, Inc. a Nevada corporation (the “Company”, “HPEV”, “we”, “us” or “our”) was incorporated in the State of Nevada on July 22, 2002 under the name “Bibb Corporation”. On September 3, 2010, the Company amended its Articles of Incorporation to change its name to “Z3 Enterprises, Inc.” and then again amended its Article of Incorporation, on April 5, 2012, to change its name to “HPEV, Inc.”  HPEV, Inc., a Delaware corporation (“HPEV-DE”) is a wholly owned subsidiary of HPEV.

The Company began its development stage in July 2002. Since inception we focused primarily on research and development activities, organizing our company, and finding and negotiating with vendors.

The original planned principal operations were to produce fully integrated multi-media products targeting the marginally literate. That changed when we signed a joint venture with Phoenix Productions and Entertainment Group (PPEG) and the focus shifted to educational, entertainment and reality show programming as well as feature films and special event marketing.

As a result of the joint venture, the Company changed its name from Bibb Corporation to Z3 Enterprises, Inc.  A few months later, PPEG bought out the majority shareholder of the Company and there was a change of control of the Company.

On March 29, 2011, Z3 Enterprises (“Z3”) entered into a Share Exchange Agreement to acquire 100 shares, constituting all of the issued and outstanding shares of HPEV Inc. (“HPEV”) in consideration for the issuance of 22,000,000 shares of Z3E common stock.  Upon closing of the Share Exchange on April 15, 2011, HPEV became a wholly owned subsidiary of Z3.

Control of Z3E changed hands on April 15, 2011 with the issuance of 21,880,000 shares of Z3E common stock to the original shareholders of HPEV pursuant to the terms of the as amended Share Exchange Agreement. An additional 120,000 shares were issued during the fourth quarter of 2011 which completed the issuance of 22,000,000 shares of Z3E common stock to HPEV, Inc. under the terms of the as amended Share Exchange Agreement.

For accounting purposes, the acquisition of HPEV, Inc by Z3 Enterprises, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Z3 Enterprises, Inc. based on factors demonstrating that HPEV represents the accounting acquirer.

Z3E changed its business direction and now plans to commercialize the patents held by HPEV, Inc. On May 5, 2011, a total of 7 patents (1 granted (Patent No. 7,569,955), 6 pending) were assigned to HPEV-DE by Thermal Motors Innovations, LLC, a company controlled by the developers of the patents.  On March 13, 2012, HPEV-DE was awarded Patent No. 8,134,260 covering Motor with Heat Pipes, Submersible Motors.  On April 3, 2012, HPEV-DE was granted Patent No. 8,148,858 covering the incorporation of a totally enclosed heat pipe technology Air Cooled. On June 12, 2012, HEPV-DE was granted Patent No. 8,198,770 covering Heat Cooled Bearings “Bearing Cooler.”  On October 9th, 2012, HEPV-DE was awarded Patent No. 8,283,818 covering Motor with Heat Pipes, Hermetic Motors.

HPEV began its commercialization stage on March 24, 2011. Since inception, the Company has focused primarily on commercializing its patented and patent pending technologies, research and development activities, organizing the Company, finding and negotiating with vendors, and raising capital.

The patents and patents-pending assigned to HPEV-DE cover thermal dispersion technologies and their applications as well as an electric load assist and on board auxiliary generation power.  The utilization of thermal technologies should increase the horsepower of electric motors and generators, reduce the cost to produce with reduction of active material, and enhance the lifespan and effectiveness of heat-producing components.  The electric load assist is based on the Company’s parallel redundant vehicle platform which makes it possible for conversion of standard vehicles to plug-in hybrid electric vehicles to utilize power in any combination from the gas or diesel engine and an electric motor installed on-board.  The technology is both vehicle and energy agnostic.

On April 5, 2012, a Certificate of Amendment to the Articles of Incorporation was filed with the Nevada Secretary of State noting the change in the Company name to HPEV, Inc.; the increase in authorized common stock to 100,000,000 shares; the increase in preferred stock to 15,000,000 shares; and the authorization of the Board of Directors (the “Board”) to divide or change the powers, preferences, qualifications, limitations and rights of the preferred shares by resolution.

On April 5, 2012, the Board of Directors voted to amend the bylaws and establish the new registered agent in the State of Nevada as InCorp Services.  It voted to change the number and titles of corporate officers and to enable the alteration, amendment or repeal of the bylaws either by approval of a majority of shareholders or by the approval of the Board.  It also removed clauses that restricted the duties and authority of the Board committees as well as removed a clause regarding the resignation of officers.  Finally, it appointed Timothy Hassett, Chief Executive Officer; Quentin Ponder, Chief Financial Officer (he remains Treasurer); Theodore Banzhaf, President; and Judson Bibb, Vice President (he remains Secretary).

On April 6, 2012, the Board of Directors amended other articles and sections of the bylaws.  Specifically, they voted to increase the number of directors, to enable the filling of vacancies on the board of directors by majority vote of the remaining directors or director and to appoint Timothy Hassett and Quentin Ponder to serve as Chairman of the Board and Vice Chairman, respectively.

On April 20, 2012, the Financial Industry Regulatory Authority (FINRA) approved the name change from Z3 Enterprises, Inc. to HPEV, Inc and the symbol change from BIBB to WARM.  The changes took effect on April 23, 2012.

As operations have consisted of general administrative and pre-production activities, the Company is considered a development stage company in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915.

About This Offering

On December 14, 2012, (the “Closing Date”), the Company entered into a Securities Purchase Agreement (the “SBL SPA”), pursuant to which it sold to Spirit Bear Limited (“SBL”) (i) 200 shares of the Company’s Series A Convertible Preferred Stock, $.001 per share (the “Preferred Stock”) and (ii) warrants to purchase (a) 2,000,000 shares of the Company’s common stock at an exercise price of $0.35 per share; (b) 2,000,000 shares of the Company’s common stock at an exercise price of $.50 per share; (c) 2,000,000 shares of the Company’s common stock at an exercise of $.75 per share (all amounts subject to adjustment as provided in the respective warrants, and “a”, “b” and “c” collectively the “Common Stock Warrants”).  Each share of the Preferred Stock is convertible into 20,000 shares of Company’s common stock (the “Preferred Stock Shares”) and under certain circumstances the Preferred Stock is convertible into Senior Convertible Notes. The Conversion Price of the Preferred Stock is equal to the $2,500.  In addition, pursuant to the SBL SPA, at the Company’s discretion, upon the satisfaction of certain conditions outside the control of SBL, the Company may require SBL to purchase an additional 200 shares of the Preferred Stock and common stock warrants to purchase 6,000,000 share of the Company’s common stock.

The Company and the SBL also entered into a Registration Rights Agreement, dated December 14, 2012 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company shall file a registration statement to register the shares issuable upon conversion of the Preferred Stock and the shares issuable upon the exercise of the Warrants. If the Registration Statement is not filed within thirty days of the Closing Date, then the number of Warrant Shares shall be increased by 500,000 to 6,500,000. If the Securities and Exchange Commission has not declared the Registration Statement effective within 120 days of the Closing Date, then the Company shall pay to each holder of Preferred Shares an amount in cash per Preferred Share held equal to the product of (i) $5,000.00 multiplied by (ii) the product of (A) .02 multiplied by (B) the number of months after the Effectiveness Deadline that the Registration Statement is not declared effective by the SEC.

This prospectus includes (i) 12,000,000 shares issuable upon exercise of the Common Stock Warrants, (ii) 8,000,000 shares of common stock issuable upon conversion of the Preferred Stock, and (iii) 1,491,054 shares issuable upon conversion of previously purchased common stock warrants.

Estimated use of proceeds

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of Common Stock by the selling stockholders.

Summary of the Shares offered by the Selling Stockholders.

The following is a summary of the shares being offered by the selling stockholders:

Common Stock offered by the selling stockholders
Up to 21,491,054 shares of Common Stock (including 7,491,054 shares of common stock issuable upon exercise of warrants, and 8,000,000 shares of common stock issuable upon conversion of preferred stock.

Common Stock outstanding prior to the offering	47,646,441 (1)

Common Stock to be outstanding after the offering	69,137,495 assuming the full exercise of the warrants and full conversion of the preferred stock, the underlying shares of which are included in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock hereunder.

(1) Based upon the total number of issued and outstanding shares as of January 4, 2013.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND THE INDUSTRY IN WHICH WE OPERATE

Our limited operating history and recent change in business direction makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects.  Of even greater significance is that fact that we have no operating history with respect to converting internal combustion motor vehicles into plug-in hybrid electric vehicles by utilizing electric load assist on a parallel platform.

While the basic technology has been verified, we only recently have begun the final commercialization of the complete HPEV system in preparation for our initial conversion of a vehicle. This limits our ability to accurately forecast the cost of the conversions or to determine a precise date on which the commercial platform for vehicle conversions will be widely released.

We are currently evaluating, qualifying and selecting our suppliers for the hybrid conversion system. However, we may not be able to engage suppliers for the remaining components in a timely manner, at an acceptable price or in the necessary quantities. In addition, we may also need to do extensive testing to ensure that the conversions are in compliance with applicable National Highway Traffic Safety Administration (NHTSA) safety regulations and United States Environmental Protection Agency (EPA) regulations prior to full distribution to our licensees.  Our plan to complete the initial commercialization of the hybrid conversion system is dependent upon the timely availability of funds, upon our finalizing the engineering, component procurement, build out and testing in a timely manner. Any significant delays would materially adversely affect our business, prospects, financial condition and operating results.

Equally, we have no operating history with respect to commercializing our heat pipe technology by incorporating it in brake components nor licensing it to motor and generator manufacturers.

Consequently, it is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.  If the markets for hybrid electric conversions and/or electric motors, generators and brake components enhanced with composite heat pipe technologies does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed.

The market for plug-in hybrid electric vehicle conversions is relatively new, rapidly evolving, characterized by rapidly changing  technologies, evolving government regulation, and changing consumer demands and behaviors. Factors that may influence the conversions to plug-in hybrid electric vehicles include:

Decreases in the price of oil, gasoline and diesel fuel may slow the growth of our business and negatively impact our financial results.

Prices for oil, gasoline and diesel fuel can be very volatile. Increases in the price of fuels will likely raise interest in plug-in hybrid conversions. Decreases in the price of fuels will likely reduce interest in conversions and reduced interest could slow the growth of our business.

Our growth depends in part on environmental regulations and programs mandating the use of vehicles that get better gas mileage and generate fewer emissions. Modification or repeal of these regulations may adversely impact our business.

Enabling commercial customers to meet environmental regulations and programs in the United States that promote or mandate the use of vehicles that get better gas mileage and generate fewer emissions is an integral part of our business plan. For instance, the Ports of Los Angeles and Long Beach have adopted the San Pedro Bay Ports Clean Air Action Plan, which outlines a Clean Trucks Program that calls for the replacement of 16,000 drayage trucks with trucks that meet certain clean truck standards.

Industry participants with a vested interest in gasoline and diesel invest significant time and money in efforts to influence environmental regulations in ways that delay or repeal requirements for cleaner vehicle emissions. For instance, the American Trucking Association has filed suit to challenge specific concession requirements in the Clean Trucks Program, either of which may delay the program’s implementation.

Furthermore, the economic recession may result in the delay, amendment or waiver of environmental regulations due to the perception that they impose increased costs on the transportation industry or the general public that cannot be absorbed in a shrinking economy. The delay, repeal or modification of federal or state regulations or programs that encourage the use of more efficient and/or cleaner vehicles could slow our growth and adversely affect our business.

If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably.

We are entering a field which is characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research and discoveries by other companies will not render our technologies or potential products or services uneconomical or result in products superior to those we develop or that any technologies, products or services we develop will be preferred to any existing or newly-developed technologies, products or services.

Some aspects of our business will depend in part on the availability of federal, state and local rebates and tax credits for hybrid electric vehicles. A reduction in these incentives would increase the cost of conversions for our customers and could significantly reduce our revenue.

Hybrid conversions for the general public will depend in part on tax credits, rebates and similar federal, state and local government incentives that promote hybrid electric vehicles. We anticipate that fleet owners will be less reliant on incentives. As for other products we create, there should be no reliance at all.

Nonetheless, any reduction, elimination or discriminatory application of federal, state and local government incentives and other economic subsidies or tax credits because of policy changes, the reduced need for such subsidies or incentives due to the perceived success of the hybrid conversions, fiscal tightening or other reasons could have a material adverse effect on our business, financial condition, and operating results.

We may experience significant delays in the design and implementation of our thermal technology into the motors and/or generators of the companies with which we have research and development agreements could harm our business and prospects.

Any delay in the financing, design, and implementation of our thermal technology into the motor and/or generator lines of the companies with which we have research and development agreements could materially damage our brand, business, prospects, financial condition and operating results. Motor manufacturers often experience delays in the design, manufacture and commercial release of new product lines.

If we are unable to adequately control the costs associated with operating our business, including our costs of sales and materials, our business, financial condition, operating results and prospects will suffer.

If we are unable to maintain a sufficiently low level of costs for designing, marketing, selling and distributing our conversion system and thermal technologies relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments for the design and sales of our system and technologies. There can be no assurances that our costs of producing and delivering our system and technologies will be less than the revenue we generate from sales, licenses and/or royalties or that we will achieve our expected gross margins.

We may be required to incur substantial marketing costs and expenses to promote our systems and technologies, even though our marketing expenses to date have been relatively limited. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed. Many of the factors that impact our operating costs are beyond our control. For example, the costs of our components could increase due to shortages as global demand for these products increases. Indeed, if the popularity of hybrid conversions exceeds current expectations without significant expansion in battery production capacity and advancements in battery technology, shortages could occur which would result in increased costs to us.

A small number of customers will account for a significant portion of our revenues from our motor/generator technology, and the loss of one or more of these customers or our inability to ultimately realize future revenue could materially adversely affect our financial condition and results of operations.

The electric motor and generator industry is a global industry with annual sales of approximately $120 billion USD. The industry has many participants, but more than 60% of the global market share is attributed to 10 companies including NIDEC, ABB, REGAL, WEG, SIEMENS, EMERSON, ONAN, Hyundai, TECO Westinghouse and Group Schneider.  We will derive a significant portion of our revenues from our motor/generator technology from a few companies which consist primarily of large, multi-national electric motor manufacturers. Our financial condition and results of operations could be materially and adversely affected if any one of these customers interrupts or curtails their activities, fail to license our technology or fail to pay for the services that have been performed.  The loss of any of our significant customers or our inability to sign licensing agreements or realize future contracted revenue could materially adversely affect our financial condition and results of operations.

We will be dependent on our suppliers, some of which are single or limited source suppliers, and the inability of these suppliers to continue to deliver, or their refusal to deliver, necessary components at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.

We are currently evaluating, qualifying and selecting the remaining suppliers for our conversion system.  We will source globally from a number of suppliers, some of whom may be single source suppliers for these components. While we obtain components from multiple sources whenever possible, it may not always be possible to avoid purchasing from a single source. To date, we have not qualified alternative sources for any of our single sourced components.

While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacements for our single source components, we may be unable to do so in the short term or at all at prices or costs that are favorable to us. In particular, while we believe that we will be able to secure alternate sources of supply for almost all of our single-sourced components in a relatively short time frame, qualifying alternate suppliers or developing our own replacements for certain highly customized components may be time consuming and costly.

The supply chain will expose us to potential sources of delivery failure or component shortages. If we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to delays to our customers, which could hurt our relationships with our customers and also materially adversely affect our business, prospects and operating results.

Changes in our supply chain may result in increased cost and delay. A failure by our suppliers to provide the necessary components could prevent us from fulfilling customer orders in a timely fashion which could result in negative publicity, damage our brand and have a material adverse effect on our business, prospects, financial condition and operating results.

If there are advances in other alternative vehicle fuels or technologies, or if there are improvements in gasoline or diesel engines or even if there are improvements in heat reduction or heat transfer technology, demand for hybrid electric conversions and/or our other products may decline and our business may suffer.

Technological advances in the production, delivery and use of alternative fuels that are, or are perceived to be, cleaner, more cost-effective than our traditional fuel/electric combination have the potential to slow adoption of plug-in hybrid electric vehicles.  Hydrogen, compressed natural gas and other alternative fuels in experimental or developmental stages may eventually offer a cleaner, more cost-effective alternative to our gasoline or diesel and electric combination.  Equally, any significant improvements in the fuel economy or efficiency of the internal combustion engine may slow conversions to plug-in hybrid vehicles and, consequently, would have a detrimental effect on our business and operations.

While we are not aware of any pending innovations in or introductions of new heat reduction or heat transfer technologies, that doesn’t mean none are in the offing.  We have no control of what our competitors are doing nor awareness of their plans until such information is released for general consumption.  The introduction of any new technology that offers better or equivalent results at a lower price would have a detrimental effect on our business and operations.

Our research and commercialization efforts may not be sufficient to adapt to changes in electric vehicle technology.

As technologies change, we plan to upgrade or adapt our conversion system in order to continue to provide vehicles with the latest technology, in particular battery technology. However, our conversions may not compete effectively with alternative vehicles if we are not able to source and integrate the latest technology into our conversion system. For example, we do not manufacture battery cells and that makes us dependent upon other suppliers of battery cell technology for our battery packs.

Any failure to keep up with advances in electric or internal combustion vehicle technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition.

RISKS RELATED TO BUSINESS AND ECONOMIC CONDITIONS

The cyclical nature of business cycles can adversely affect our business.

Our business is directly related to general economic conditions which can be cyclical.  It also depends on other factors, such as corporate and consumer confidence and preferences.  A significant increase in global sales of electric or hybrid vehicles could have a direct impact on our earnings and cash flows by lowering the need to convert existing vehicles to plug-in hybrids. Equally, a significant decrease in the global sales of electric motors and generators could have a direct impact on our earnings and cash flows. The realization of either situation would also have an adverse effect on our business, results of operations and financial condition.

A prolonged economic downturn or economic uncertainty could adversely affect our business and cause us to require additional sources of financing, which may not be available.

Our sensitivity to economic cycles and any related fluctuation in the businesses of our fleet customers, electric motor manufacturers or income of the general public may have a material adverse effect on our financial condition, results of operations or cash flows. If global economic conditions deteriorate or economic uncertainty increases, our customers and potential customers may experience lowered incomes or deterioration of their businesses, which may result in the delay or cancellation of plans to convert their vehicles.  As a consequence, our cash flow could be adversely impacted.

Any changes in business credit availability or cost of borrowing could adversely affect our business.

Declines in the availability of business credit and increases in corporate borrowing costs could negatively impact the number of conversions performed and the number of electric motors and generators manufactured. Substantial declines in the number of conversions by our customers could have a material adverse effect on our business, results of operations and financial condition.

In addition, the disruption in the capital markets that began in 2008 has reduced the availability of debt financing to support the conversion of existing vehicles into plug-in hybrids. If our potential customers are unable to access credit to convert their vehicles, it would impair our ability to grow our business.

Our future business depends in large part on our ability to execute our plans to market our conversion system and our thermal technology.

Failure to obtain reliable sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes required to successfully mass market our conversion system or failure to translate the benefits of our thermal technology from testing and one-off applications into mass market production could negatively affect our Company’s revenues and business operations.

Even if we are successful in developing a high volume conversion platform and reliable sources of component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including factors beyond our control such as problems with suppliers and vendors, or shipping schedules that meet our customers’ conversion requirements. Any failure to develop such capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results and financial condition.

Increases in costs of the materials and other supplies that we use in our products may have a negative impact on our business.

Significant changes in the markets where we purchase components and supplies for the hybrid conversions may adversely affect our profitability, particularly in the event of significant increases in demand where there is not a corresponding increase in supply, inflation or other pricing increases.  Volatility may have adverse effects on our business, results of operations or financial condition.

If we lose our key management personnel, we may not be able to successfully manage our business or achieve our objectives.

Our future success depends in large part upon the leadership and performance of our executive management team and key consultants. If we lose the services of one or more of our executive officers or key consultants, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, we may not be able to successfully manage our business or achieve our business objectives. If we lose the services of any of our key consultants, we may not be able to replace them with similarly qualified personnel, which could harm our business.

RISKS RELATED TO LEGAL, REGULATORY, TAX AND ACCOUNTING MATTERS

Our independent auditors have expressed their concern as to our ability to continue as a going concern.

As reflected in the accompanying financial statements, the Company has no stabilized source of revenues and needs additional cash resources to maintain its operations. These factors raise substantial doubt about our ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital or obtain necessary debt. We cannot predict when, if ever, we will be successful in this venture and, accordingly, we may be required to cease operations at any time, if we do not have sufficient working capital to pay our operating costs for the next 12 months and we will require additional funds to pay our legal, accounting and other fees associated with our company and its filing obligations under federal securities laws, as well as to pay our other accounts payable generated in the ordinary course of our business.

We may incur material losses and costs as a result of warranty claims and product liability actions that may be brought against us.

We face an inherent business risk of exposure to product liability in the event that our hybrid conversions or other products fail to perform as expected and, in the case of product liability, failure of our products results in bodily injury and/or property damage.

Our customers have expectations of proper performance and reliability of our hybrid conversions and any other products that we may supply. If flaws in the design of our products were to occur, we could experience a rate of failure in our hybrid conversions or other products that could result in significant charges for product re-work or replacement costs. Although we will engage in extensive quality programs and processes, these may not be sufficient to avoid conversion or product failures, which could cause us to:

●	lose net revenue;
●	incur increased costs such as costs associated with customer support;
●	experience delays, cancellations or rescheduling of conversions or orders for our products;
●	experience increased product returns or discounts; or
●	damage our reputation;

all of which could negatively affect our financial condition and results of operations.

If any of our hybrid conversions or other products are or are alleged to be defective, we may be required to participate in a recall involving such conversions or products. A recall claim brought against us, or a product liability claim brought against us in excess of our available insurance, may have a material adverse effect on our business.

Depending on the terms under which we supply products to a vehicle component or engine manufacturer, a manufacturer may attempt to hold us responsible for some or all of the repair or replacement costs of defective products under their warranties when the manufacturer asserts that the product supplied did not perform as warranted. Although we cannot assure that the future costs of warranty claims by our customers will not be material, we believe our planned insurance coverage should be adequate to satisfy potential warranty settlements.  However, the final amounts determined to be due related to these matters could differ materially from our recorded estimates.

Developments or assertions by us or against us relating to intellectual property rights could materially impact our business.

We own intellectual property, including a number of patents. Our intellectual property should play an important role in maintaining our competitive position in a number of the markets we intend to serve.

We will attempt to protect proprietary and intellectual property rights to our products and conversion system through available patent laws and licensing and distribution arrangements with reputable domestic and international companies.  Despite these precautions, patent laws afford only limited practical protection in certain countries.

Litigation may also be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of invalidity. Such litigation could result in substantial costs and the diversion of resources.

As we create or adopt new technology, we will also face an inherent risk of exposure to the claims of others that we have allegedly violated their intellectual property rights.

We are unaware of any infringement upon our proprietary rights and have not been notified by any third party that we are infringing upon anyone else’s proprietary rights; however we cannot assure that we will not experience any intellectual property claim losses in the future or that we will not incur significant costs to defend such claims nor can we assure that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Any such imposition of a liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification could have a material adverse effect on our business, results of operations and financial condition.

Liability or alleged liability could harm our business by damaging our reputation, requiring us to incur expensive legal costs in defense, exposing us to awards of damages and costs and diverting management’s attention away from our business operations. Any such liability could severely impact our business operations and/or revenues.

If any claims or actions are asserted against us, we may seek to settle such claim by obtaining a license from the plaintiff covering the disputed intellectual property rights.

We cannot provide any assurances, however, that under such circumstances a license, or any other form of settlement, would be available on reasonable terms or at all.

We may incur material losses, additional costs or even interruption of business operations as a result of fines or sanctions brought by government regulators.

We will likely be subject to various U.S. federal, state and local, and non-U.S. environmental, transportation and safety laws and regulations, such as requirements for aftermarket fuel conversion certification by the Environmental Protection Agency or separate requirements for aftermarket fuel conversion certification by California and other states.

We cannot assure you that we will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or certifications, we could be fined or otherwise sanctioned by regulators.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, referred to as Section 404, have materially increased our legal and financial compliance costs and made some activities more time-consuming and more burdensome.

We may face risks from doing business internationally.

We may license, sell or distribute products outside the United States, and derive revenues from these sources. Consequently, our revenues and results of operations will be vulnerable to currency fluctuations. We will report our revenues and results of operations in United States dollars, but a significant portion of our revenues could be earned outside of the United States.  We cannot accurately predict the impact of future exchange rate fluctuations on revenues and operating margins. Such fluctuations could have a material adverse effect on our business, results of operations and financial condition.

Our business will also be subject to other risks inherent in the international marketplace, many of which are beyond our control. These risks include:

●	laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;
●	changes in local regulatory requirements, including restrictions on conversions;
●	differing cultural tastes and attitudes;
●	differing degrees of protection for intellectual property;
●	financial instability;
●	the instability of foreign economies and governments;
●	war and acts of terrorism.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH THE COMPANY’S COMMON STOCK

Sales of outstanding shares of our stock in the future could cause the market price of our stock to drop significantly, even if our business is doing well.

If our stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. On January 4, 2013, 47,646,441 shares of our common stock were outstanding.

The issuance of shares upon conversion of the preferred shares and exercise of outstanding warrants will cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of preferred shares and exercise of warrants, including those being registered pursuant to this registration statement, will result in substantial dilution to the interests of other stockholders since the selling security holders may ultimately convert and sell the full amount issuable on conversion.

Selling low-priced penny stock is involved and uncertain.

For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the  Securities and Exchange Commission.  Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares purchased in the public markets.

There is limited liquidity in our shares.

The market prices of our shares may fluctuate significantly in response to factors, some of which are beyond our control.  These factors include:

●	The announcement of new products by our competitors
●	The release of new products by our competitors
●	Developments in our industry or target markets
●	General market conditions including factors unrelated to our operating performance

Recently, the stock market in general has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme market volatility in the price of our shares of common stock which could cause a decline in the value of our shares. Price volatility may be worse if our trading volume of our common stock is low.

There is a very limited trading market for our securities.

There is currently only a limited trading market for our common stock. Consequently, you may have difficulty selling any shares you purchased.

We cannot predict the extent investor interest will lead to development of an active trading market or how liquid that trading market might become. If an active trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our common stock at a price that is attractive or at all.  In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares of common stock without considerable delay, if at all.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock offered by the selling stockholders. However, we will generate proceeds from any cash exercise of the warrants by the selling stockholders, if any. There can be no assurance that any of the selling stockholders will exercise all or any of their warrants.  We intend to use any proceeds received for general corporate purposes.

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling stockholders may sell up to 15,491,054 shares of our Common Stock from time to time in one or more offerings under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of Selling Shareholder	Beneficial Ownership Before the Offering (1)	Percentage of Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (2)	Percentage of Ownership After Completion of Offering (2)
Spirit Bear Limited (6)	10,991,054(3)	18.74%	20,991,054(4)	0	0
Bruce Jaeger	500,000(5)	1.03%	500,000(5)	0	0

*Less than 1%

(1)  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. As of January 4, 2013, the Company had 47,646,441 shares of common stock issued and outstanding.

(2) Assumes the sale of all shares included in this prospectus.

(3) Represents (i) 3,500,000 shares issuable upon conversion of the Preferred Shares, and (ii) 6,000,000 shares issuable upon exercise of the Common Stock Warrants, which the selling stockholder purchased at the initial closing pursuant to the SPA, and (iii) 1,491,054 shares issuable upon conversion of previously purchased common stock warrants.  Does not include 4,000,000 shares of HPEV common stock underlying an additional 200 shares of Series A Preferred stock of the Company, and warrants which are exercisable into an additional 6,000,000 shares of Series A Preferred stock of the Company, both of which Spirit Bear Limited may be required to purchase under certain circumstances related to the Company’s performance and at the Company’s discretion, but have not as of yet been purchased, but are being included in this Prospectus.

(4)  Represents (i) 3,500,000 shares issuable upon conversion of 175 shares of Series A Convertible Preferred stock of the Company, (ii) 6,000,000 shares issuable upon exercise of the Common Stock Warrants of the Company, which the selling stockholder purchased at the initial closing pursuant to the SPA, (iii) 1,491,054 shares issuable upon conversion of previously purchased common stock warrants, (iv) 4,000,000 shares issuable upon conversion of 200 shares of Preferred Shares of the Company, which the Company may require Spirit Bear Limited to purchase at the Company’s discretion, and (v) 6,000,000 shares issuable upon exercise of the Common Stock Warrants of the Company, which the Company may require Spirit Bear Limited to purchase under certain circumstances related to the Company’s performance and at the Company’s discretion.

(5) Assigned by Spirit Bear Limited to Mr. Jaeger on December 24, 2012 in the form of 25 shares of the Company’s Series A Convertible Preferred Stock.

(6) Jay A. Palmer is the President and sole executive of Spirit Bear Limited.  Mr. Palmer is not a broker-dealer.  Mr. Palmer disclaims ownership of the shares being registered pursuant to this registration statement.

PLAN OF DISTRIBUTION

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

A selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 21,491,054 shares of our Common Stock offered by the selling stockholders. The following description of our Common Stock is only a summary. You should also refer to our certificate of incorporation and bylaws, each as amended, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 100,000,000 shares of Common Stock having a par value of $0.001 per share and 15,000,000 shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”). Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Our outstanding shares of Common Stock are fully paid and non-assessable. Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

On December 14, 2012, the Company entered into a Securities Purchase Agreement (the “SBL SPA”), pursuant to which it sold to Spirit Bear Limited (“SBL”) 200 shares of the Company’s Series A Convertible Preferred Stock, $.001 per share (the “Preferred Stock”) and (ii) warrants to purchase (a) 2,000,000 shares of the Company’s common stock at an exercise price of $0.35 per share (“Warrant A”); (b) 2,000,000 shares of the Company’s common stock at an exercise price of $.50 per share (“Warrant B”); (c) 2,000,000 shares of the Company’s common stock at an exercise of $.75 per share (“Warrant C”)(all amounts subject to adjustment as provided in the respective warrants, and “Warrant A”, “Warrant B” and “Warrant C” collectively the “Common Stock Warrants”).  Each share of the Preferred Stock is convertible into 20,000 shares of Company’s common stock (the “Preferred Stock Shares”) and under certain circumstances the Preferred Stock is convertible into Senior Convertible Notes. The Conversion Price of the Preferred Stock is equal to the $2,500.  In addition, pursuant to the SBL SPA, at the Company’s discretion, upon the satisfaction of certain conditions outside the control of SBL, the Company may require SBL to purchase an additional 200 shares of the Preferred Stock and common stock warrants to purchase 6,000,000 shares of the Company’s common stock.  Warrant A and Warrant B contain a provision whereby upon achievement of certain financial milestones and on the date 30 days after SBL receives notice of the achievement of such milestones from the Company, such warrants shall cease being exercisable.  Warrant C contains no such provision.

In connection with the sale of the Preferred Stock, on December 17, 2012, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designations of the Rights, Preferences, Privileges and Restrictions, which have not been set forth in the Certificate of Incorporation of the Series A Convertible Preferred Stock (the “Certificate of Designations”).

The Preferred Stock has rights as if each share of Series A Convertible Preferred Stock were converted into twenty thousand (20,000) shares of Common Stock. The holders of each share of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets (as defined in the "Certificate of Designations”), and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets (as defined in the "Certificate of Designations”) on any shares of Common Stock, an amount per share equal to the Liquidation Price ($2,500 per share of the Preferred Stock) of the Series A Convertible Preferred Stock.

The Company and the SBL also entered into a Registration Rights Agreement, dated December 14, 2012 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company was required to file this registration statement to register the shares issuable upon conversion of the Preferred Stock (described below) and the shares issuable upon the exercise of the Warrants. If the Registration Statement was not filed within thirty days of the Closing Date, then the number of Warrant Shares shall be increased by 500,000 to 6,500,000. If the Securities and Exchange Commission has not declared the Registration Statement effective within 120 days of the Closing Date, then the Company shall pay to each holder of Preferred Shares an amount in cash per Preferred Share held equal to the product of (i) $5,000.00 multiplied by (ii) the product of (A) .02 multiplied by (B) the number of months after the Effectiveness Deadline that the Registration Statement is not declared effective by the SEC.

In the event a Registration Statement has not been declared effective by the United States Securities Exchange Commission within 180 calendar days from and after the Closing Date, the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Convertible Preferred Stock may deliver a written notice to the Company electing the conversion of all Series A Convertible Preferred Stock to Debentures. Upon receipt of such notice, the outstanding shares of Series A Convertible Preferred Stock shall be converted to Debentures and as a result the Company would issue Debentures having a principal amount of up to $1,000,000.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd fl., New York, NY 10006.

  DESCRIPTION OF BUSINESS

 Overview

HPEV, Inc., a Nevada corporation (formerly known as Bibb Corporation and Z3 Enterprises, Inc.) (hereinafter referred to as “HPEV” or the” Company”), was incorporated in the State of Nevada on July 22, 2002.

On March 29, 2011, the Company (under the name Z3 Enterprises) (“Z3E”) entered into a Share Exchange Agreement to acquire 100 shares, constituting all of the issued and outstanding shares of HPEV Inc., a Delaware corporation (“HPEV-DE”), in consideration for the issuance of 22,000,000 shares of Company common stock.  Upon closing of the Share Exchange on April 15, 2011, HPEV-DE became a wholly owned subsidiary of the Company.

For accounting purposes, the acquisition of HPEV-DE by the Company was recorded as a reverse acquisition of a public company and recapitalization of the Company based on factors demonstrating that HPEV-DE represents the accounting acquirer.

HPEV-DE was incorporated under the laws of the State of Delaware on March 24, 2011 to commercialize the technology from patents developed by two of its shareholders.  Activities during its start-up stage were nominal.

Subsequent to the closing of the Share Exchange, the Company changed its business focus to the commercialization of HPEV-DE technologies in a variety of markets by licensing its thermal dispersion technologies to engine, generator and vehicle component manufacturers, among others.

Z3E changed its business direction and now plans to commercialize the patents held by HPEV, Inc. On May 5, 2011, a total of 7 patents (1 granted (Patent No. 7,569,955), 6 pending) were assigned to HPEV-DE by Thermal Motors Innovations, LLC, a company controlled by the developers of the patents.  On March 13, 2012, HPEV-DE was awarded Patent No. 8,134,260 covering Motor with Heat Pipes, Submersible Motors.  On April 3, 2012, HPEV-DE was granted Patent No. 8,148,858 covering the incorporation of a totally enclosed heat pipe technology Air Cooled. On June 12, 2012, HEPV-DE was granted Patent No. 8,198,770 covering Heat Cooled Bearings “Bearing Cooler.”  On October 9th, 2012, HEPV-DE was awarded Patent No. 8,283,818 covering Motor with Heat Pipes, Hermetic Motors.

The patents and patents-pending assigned to HPEV-DE cover thermal dispersion technologies and their applications as well as an electric load assist and on-board auxiliary generation power.  The utilization of thermal technologies should increase the horsepower of electric motors and generators, reduce the cost to produce with reduction of active material and enhance the lifespan and effectiveness of heat-producing components.  The electric load assist is based on the Company’s parallel redundant vehicle platform which makes it possible for conversion of standard vehicles to plug-in hybrid electric vehicles to utilize power in any combination from the gas or diesel engine and an electric motor installed on-board. The technology is both vehicle and energy agnostic.

On April 5, 2012, a Certificate of Amendment to the Articles of Incorporation was filed with the Nevada Secretary of State noting the change in the Company name to HPEV, Inc.; the increase in authorized common stock to 100,000,000 shares; the increase in preferred stock to 15,000,000 shares; and the authorization of the Board to divide or change the powers, preferences, qualifications, limitations and rights of the preferred shares by resolution.

On April 5, 2012, the Board of Directors voted to amend the bylaws and establish the new registered agent in the State of Nevada as InCorp Services.  It voted to change the number and titles of corporate officers and to enable the alteration, amendment or repeal of the bylaws either by approval of a majority of shareholders or by the approval of the Board.  It also removed clauses that restricted the duties and authority of the Board committees as well as removed a clause regarding the resignation of Officers.  Finally, it appointed Timothy Hassett, Chief Executive Officer; Quentin Ponder, Chief Financial Officer (he remains Treasurer); Theodore Banzhaf, President; and Judson Bibb, Vice President (he remains Secretary).

On April 6, 2012, the Board of Directors amended other articles and sections of the bylaws.  Specifically, they voted to increase the number of directors, to enable the filling of vacancies on the board of directors by majority vote of the remaining directors or director and to appoint Timothy Hassett and Quentin Ponder to serve as Chairman of the Board and Vice Chairman, respectively.

On April 20, 2012, the Financial Industry Regulatory Authority (FINRA) approved the name change from Z3 Enterprises, Inc. to HPEV, Inc and the symbol change from BIBB to WARM.  The changes took effect on April 23, 2012.

As operations have consisted of general administrative and pre-production activities, the Company is considered a development stage company in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915.

Business Strategy

We have developed and intend to commercialize thermal dispersion technologies in various product platforms, and have developed and intend to commercialize an electric load assist technology around which we have designed a vehicle retrofit system. In preparation, we have applied for trademarks for some of our technologies and their acronyms including ‘Totally Enclosed Heat Pipe Cooled’, ‘TEHPC’, ‘Electric Load Assist’ and ‘ELA’.

We believe that our proprietary technologies, including our patent portfolio and trade secrets, can help make increase the efficiency and affect manufacturing cost structure in several large industries beginning with motor/generator and fleet vehicles.

    The markets for products utilizing our technology include consumer, industrial and military markets, both in the U.S. and worldwide.  Our initial target markets include those involved in moving materials and moving people, such as:

•	Motors/Generators,
•	Mobile auxiliary power,
•	Compressors,
•	Turbines (Wind, Micro),
•	Bearings,
•	Electric Vehicles: rail, off-highway, mining, delivery, refuse,
•	Brakes/rotors/calipers,
•	Pumps/fans,
•	Passenger vehicles: auto, bus, train, aircraft,
•	Commercial vehicles: SUV, light truck, tram,
•	Military: boats, Humvee, truck, aircraft, and
•	Marine: boats ranging in size from 30 feet to 120 feet.

Our Technologies

Our technologies are divided into two distinct but complementary categories: heat dispersion technology, electric load assist and mobile auxiliary power technology.

Heat Dispersion Technology

Heat is an undesirable byproduct of anything that moves, especially motors and generators.  Historically, a large percentage of the cost of manufacturing any motor has been in the technology necessary to remove heat during its operation to prevent failure and increase power.  Heat can destroy motors, generators and many other types of machinery, and the energy necessary to remove heat can limit output.

Our thermal dispersion technology removes heat via patented heat pipe technologies.  Heat pipes have been utilized for more than 50 years, but we have a proprietary process and design technology that makes our heat pipes usable in many applications that have previously not been effective.  The key is that our heat pipes move heat in ANY direction in a system that requires little or no maintenance and can be applied to almost any motor, generator or industrial product.  This allows for more efficient, smaller, and higher output machines, resulting in cooler motors and a longer operating life.

Our patent portfolio covers the application and integration of our heat pipes into various cooling schemes for enhanced heat removal in motors, generators and numerous other industrial applications including marine, aviation and military.  We believe that our technologies have the potential to deliver power output increases and cost reductions, depending on the machine type or motor/generator size, as follows:

1.	Increase power density of current motor platforms by 20% to 50%,
2.	Reduce total product cost by 12.5% to 25%,
3.	Increase motor and generator efficiency by 1% to 2%, and
4.	Increase motor and generator life.

We believe that products produced with our technologies have the potential to deliver operational savings as well, including:

1.	Savings from reduced maintenance costs,
2.	Savings from the standardization of multiple platforms down to a single platform,
3.	Savings from the standardization of drawings and data around existing platforms,
4.	Savings from the ability to use standard designs and standard insulation systems versus custom, and
5.	Savings from the ability to integrate and produce on existing production lines with no retooling and no additional or minimum capital investment.
Management plans to capture revenues for a significant portion of the value of these savings that will also be delivered to market.

Our revenue model for the heat dispersion technology is to license the technology in exchange for royalties.  We are entering into product development and commercialization agreements with manufacturing partners.  We anticipate that we will begin to enter into license agreements upon  completion of our initial product development, when the product is ready to be manufactured on the licensee’s regular production line, after all development and testing have been completed.

We expect to begin to generate revenues from our heat dispersion technology business in the first half of 2013.

Electric Load Assist (ELA) Technology

We have also developed proprietary Electric Load Assist (“ELA”) technology. The technology is the centerpiece of our vehicle retrofit system (separate and apart from our heat pipe technology and heat dispersion product development partnerships), which also relies on the benefits of heat removal and is protected by patents and patents-pending.

With ELA, a vehicle engine does not have to work as hard as some of the work that was done by the engine is now performed by an electric motor running in parallel.  The vehicle still drives and feels the same, and our ELA controller allows full acceleration and braking control; however, the engine runs much more efficiently and burns significantly less fossil fuel.  The ELA controller allows the vehicle operator to determine the amount of load assist during operation, ranging from all-fuel to all-electric.  Our ELA system will provide a significant difference and improvement from, and competitive advantage over, current market offerings such as the Toyota Prius. If either the electrical system or the internal combustion engine fails, an ELA vehicle can operate on the remaining system.  In current market offerings, if either system fails, the vehicle fails.

Our ELA technology is compatible with any manufacturer as well as any power source, including traditional gasoline/diesel engines, batteries and fuel cells.  Our technology should also provide a wide range of marine, aviation, industrial and military applications.

Initially, our ELA system business will implement a simple version of its technology for On-board mobile auxiliary power and is expected to generate revenue from transport companies and other businesses which own and/or manage fleets of Class 2, 3, 4 and 5 or light to medium-duty trucks.  Our revenue model for the ELA technology will be to license the technology in exchange for royalties based on fuel savings.

We expect to begin to generate revenues from our ELA technology business in the second half of 2013.

Competition

    While the new hybrid electric vehicle industry is intensely competitive and features several multi-national companies such as Ford, GM, Volvo, Honda and Toyota, the market for hybrid conversions is in its infancy.  There are a number of small companies selling do-it-yourself conversion kits for individual vehicles. EV Power Systems is pitching conversions for fleet vehicles, AMP Holding Inc. maker of AMP Electric Vehicles and Wrightspeed Inc. offer replacement electric drive trains for high fuel consumption vehicles and VIA Motors is offering conversions of a GM pick-up, van and SUV. To our knowledge, no other company has electric load assist technology in a parallel redundant platform or an aftermarket commercial platform that is being retrofitted on a regular, on-going basis.

We aim to compete in both the individual vehicle and the fleet markets for currently-owned vehicles.

We believe the primary competitive factors in our markets include, but are not limited to:

●	technological innovation;
●	product quality and safety;
●	product performance; and
●	price.

To a limited extent, we will be competing against new hybrid vehicles, but the company has switched its focus to on-board mobile auxiliary power where management sees a market need for on-board, continuous generating power vs. in tow mobile, diesel or gas, backup power wherein the consumer or fleet owner has a vehicle that is near the end of its useful life and who elects to purchase a new hybrid vehicle rather than upgrade with a conversion to a plug-in hybrid.  However, it may still be cost effective for the consumer to purchase new and then add the conversion depending on the added cost for a new hybrid versus the conversion cost.

Some of our competitors and potential competitors may have greater resources than we do, and may be able to respond more quickly and efficiently to changes in the marketplace whether technological, economic or simply changes in customer requirements or preferences.

Some of our potential competitors are significantly larger than we are, have been in business much longer than we have, and have significantly more resources at their disposal. That enhances their ability to obtain top engineering talent as well as sales representatives with strong industry ties. Plus, their greater market clout could effectively overwhelm our promotional and marketing efforts.

Although we believe that our products and services will compete favorably, we cannot ensure that they will be profitable nor that we can maintain a competitive position against potential competitors. Increased competition may result in price reductions, reduced gross margins, loss of market share and loss of licensees, any of which could materially and adversely affect our business, operating results and financial condition.

We cannot ensure that our current or future competitors will not develop products which may be superior to ours or which may prove to be more popular. It is possible that new competitors will emerge and rapidly acquire market share. We cannot ensure that we will be able to compete successfully against current or future competitors or that the competitive pressures will not materially and adversely affect our business, operating results and financial condition.

Manufacturing

No manufacturing will be done in-house. For our thermal technologies, the Company will rely on product development agreements with existing manufacturers who will then pay a license or royalty per unit. For plug-in, hybrid conversions, the Company will rely on off-the-shelf and made-to-order equipment combined with proprietary software created specifically for use on our parallel platform.  To that end, the Company has already sourced and priced electric motors and other components as well as software programming.  Installations will be performed by our licensees for ELA, but the company plans to outsource manufacture of its on-board mobile auxiliary power kit and both market and license.

Government and Industry Regulation

The Magnuson–Moss Warranty Act is a federal law that protects consumers by not allowing a vehicle manufacturer to void the warranty on a vehicle due to an aftermarket part unless, the manufacturer can prove that the aftermarket part caused or contributed to the failure in the vehicle.

The Company intends to add an electric load assist on a parallel platform to motor vehicles.  No original vehicle parts will be significantly modified in the conversion process.  There will be some additional parts (motor, drive, battery and sensors and controls) added, but these parts will not change how the vehicle operates in any way.

Although we will be adding power directly to the rear wheels, the rest of the drive train will operate according to the manufacturer’s specifications.  Therefore, the original warranty should remain in effect.

All our other components (motor, drive, batteries, controller/sensors) will be warranted by their respective manufacturers.

In addition, the total weight of the additional components added should remain within the vehicle’s Gross Vehicle Weight Rating.  As a result, the conversion should not run afoul of either federal or state transportation regulations.
Any change to the original configuration of an EPA certified vehicle, including alternative fuel conversion, is a potential violation of the Clean Air Act prohibition against tampering. The EPA has established protocols through which we may seek exemption from the tampering prohibition by demonstrating that emission controls in the converted vehicle will continue to function properly and that pollution will not increase as a result of conversion. The Company intends to demonstrate that its converted vehicles satisfy EPA emissions requirements.

We also intend to comply with state emission regulations. For instance, California’s regulations require that retrofit systems be evaluated and certified by the Air Resources Board.

Our Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology.

 Our research and development is supported by a broad intellectual property portfolio. We currently own or have exclusive licenses to 5 patents and have 6 patent applications pending worldwide in the field composite heat structures, motors, and related structures.  The Company has a policy of not disclosing its patent applications in order to ensure protection of the underlying technology.

Our success will likely depend upon our ability to preserve our proprietary technologies and operate without infringing the proprietary rights of other parties. However, we may rely on certain proprietary technologies and know-how that are not patentable. We protect such proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors.

The following table identifies the issued patents we own or license that we believe currently support our technology platform.

Owned by HPEV, Inc.
Number Patent	Country	Filing Date	Issue Date	Expiration Date*	Title
8,283,818 B2	US	February 4, 2010	October 9, 2012	October 9, 2032	Electric Motor with Heat Pipes
8,134,260 B2	US	July 31, 2009	March 13, 2012	March 13, 2032	Electric Motor with Heat Pipes
8,148,858 B2	US	August 6, 2009	April 3, 2012	April 3, 2032	Totally Enclose Heat Pipe Cooled Motor
8,198,770 B2	US	April 3, 2009	June 12, 2012	June 12, 2032	Heat Pipe Bearing Cooler Systems and Methods
7,569,955 B2	US	June 19, 2007	August 4, 2009	August 4, 2029	Electric Motor with Heat Pipes

For additional information about governmental regulations that will affect our planned and intended business operations, see "Risk Factors".

Employees

      As of January 4, 2013, we had 4 full-time employees, one of whom 1 holds an MBA and one holds a Ph.D. We also use the services of numerous outside consultants in business and scientific matters. We believe that we have good relations with our employees and consultants

Research and Development

For the period beginning at the Company’s inception on March 24, 2011 through September 30, 2012 the Company incurred research and development costs of $568,230.

DESCRIPTION OF PROPERTY

The Company’s corporate headquarters is located at 27420 Breakers Drive, Wesley Chapel, FL. 33544 in the Summit Management Consulting office complex that is owned by the Company’s CFO, Quentin Ponder.  Currently the Company is not being charged rent for this space.

LEGAL PROCEEDINGS

We are not involved in any material pending legal proceeding; are unaware of any material pending or threatened litigation against us; and we are not party to any bankruptcy, receivership or other similar proceeding.  We are not involved in any material actions by governmental authorities, nor are we aware of any material action that a governmental authority is contemplating.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

OVERVIEW

Corporate

HPEV, Inc. a Nevada corporation (the “Company”, “HPEV”, “we”, “us” or “our”) was incorporated in the State of Nevada on July 22, 2002 under the name “Bibb Corporation”. On September 3, 2010, the Company amended its Articles of Incorporation to change its name to “Z3 Enterprises, Inc.” and then again amended its Article of Incorporation, on April 5, 2012, to change its name to “HPEV, Inc.”

The Company began its development stage in July 2002. Since inception we focused primarily on research and development activities, organizing our company, finding and negotiating with vendors, raising capital and laying the groundwork to take the company public.

As a result of the joint venture, the Company changed its name from Bibb Corporation to Z3 Enterprises, Inc.

On March 29, 2011, Z3 Enterprises (“Z3E”) entered into a Share Exchange Agreement to acquire 100 shares, constituting all of the issued and outstanding shares of HPEV Inc. (“HPEV”) in consideration for the issuance of 22,000,000 shares of Z3E common stock.  Upon closing of the Share Exchange on April 15, 2011, HPEV became a wholly owned subsidiary of Z3E.

Control of Z3E changed hands on April 15, 2011 with the issuance of 21,880,000 shares of Z3E common stock to the original shareholders of HPEV pursuant to the terms of the as amended Share Exchange Agreement. An additional 120,000 shares were issued during the fourth quarter of 2011 which completed the issuance of 22,000,000 shares of Z3E common stock to HPEV, Inc. under the terms of the as amended Share Exchange Agreement.

For accounting purposes, the acquisition of HPEV, Inc by Z3 Enterprises, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Z3 Enterprises, Inc. based on factors demonstrating that HPEV represents the accounting acquirer.

Z3E changed its business direction and now plans to commercialize the patents held by HPEV, Inc. On May 5, 2011, a total of 7 patents (1 granted (Patent No. 7,569,955), 6 pending) were assigned to HPEV-DE by Thermal Motors Innovations, LLC, a company controlled by the developers of the patents.  On March 13, 2012, HPEV-DE was awarded Patent No. 8,134,260 covering Motor with Heat Pipes, Submersible Motors.  On April 3, 2012, HPEV-DE was granted Patent No. 8,148,858 covering the incorporation of a totally enclosed heat pipe technology Air Cooled. On June 12, 2012, HEPV-DE was granted Patent No. 8,198,770 covering Heat Cooled Bearings “Bearing Cooler.”  On October 9th, 2012, HEPV-DE was awarded Patent No. 8,283,818 covering Motor with Heat Pipes, Hermetic Motors.

HPEV began its commercialization stage on March 24, 2011. Since inception, the Company has focused primarily on commercializing its patented and patent pending technologies, research and development activities, organizing the Company, finding and negotiating with vendors, and raising capital.

The patents and patents-pending assigned to HPEV-DE cover thermal dispersion technologies and their applications as well as an electric load assist and on-board auxiliary generation power.  The utilization of thermal technologies should increase the horsepower of electric motors and generators, reduce the cost to produce with reduction of active material and enhance the lifespan and effectiveness of heat-producing components.  The electric load assist is based on the Company’s parallel redundant vehicle platform which makes it possible for conversion of standard vehicles to plug-in hybrid electric vehicles to utilize power in any combination from the gas or diesel engine and an electric motor installed on-board. The technology is both vehicle and energy agnostic.

On April 5, 2012, a Certificate of Amendment to the Articles of Incorporation was filed with the Nevada Secretary of State noting the change in the Company name to HPEV, Inc.; the increase in authorized common stock to 100,000,000 shares; the increase in preferred stock to 15,000,000 shares; and the authorization of the Board to divide or change the powers, preferences, qualifications, limitations and rights of the preferred shares by resolution.

On April 5, 2012, the Board of Directors voted to amend the bylaws and establish the new registered agent in the State of Nevada as InCorp Services.  It voted to change the number and titles of corporate officers and to enable the alteration, amendment or repeal of the bylaws either by approval of a majority of shareholders or by the approval of the Board.  It also removed clauses that restricted the duties and authority of the Board committees as well as removed a clause regarding the resignation of Officers.  Finally, it appointed Timothy Hassett, Chief Executive Officer; Quentin Ponder, Chief Financial Officer (he remains Treasurer); Theodore Banzhaf, President; and Judson Bibb, Vice President (he remains Secretary).

On April 6, 2012, the Board of Directors amended other articles and sections of the bylaws.  Specifically, they voted to increase the number of directors, to enable the filling of vacancies on the board of directors by majority vote of the remaining directors or director and to appoint Timothy Hassett and Quentin Ponder to serve as Chairman of the Board and Vice Chairman, respectively.

On April 20, 2012, the Financial Industry Regulatory Authority (FINRA) approved the name change from Z3 Enterprises, Inc. to HPEV, Inc and the symbol change from BIBB to WARM.  The changes took effect on April 23, 2012.

Going Concern

As a result of our financial condition, we have received a report from our independent registered public accounting firm for our financial statements for the period from March 24, 2011 (Inception) to December 31, 2011 that includes an explanatory paragraph describing the uncertainty as to our ability to continue as a going concern.  In order to continue as a going concern, we must effectively balance many factors and begin to generate revenue, so that we can fund our operations from our sales and revenues.  If we are not able to do this, we may not be able to continue as an operating company.

RESULTS OF OPERATIONS

Fiscal Year Ended December 31, 2011

As the Company was in the process of commercializing its technologies, we had no revenues for the fiscal year ended December 31, 2011.

Operating expenses from inception through December 31, 2011, or fiscal 2011, were $5,124,215.

Our operating expenses have consisted primarily of professional fees, payments to consultants and research and development. The Company incurred $1,604,580 of equity compensation to consultants, $2,650,000 of director compensation to Judson Bibb which were paid from shares contributed by PPEG, $100,000 in loss on Trinity Spring deposit and loss on intellectual property deposit of $75,000.

The Company incurred net losses of $5,124,215 since inception.

INCOME TAXES

During the year ended December 31, 2011, the Company recorded an income tax benefit from continuing operations of $461,548. We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward period.

  29

LIQUIDITY AND CAPITAL RESOURCES

During the year ended December 31, 2011, the Company had a working capital of $45,809.  Cash outflow from operating activities was $475,929. The majority of which consisted of professional fees, payments to consultants and research and development. Cash outflow from investing activities were $44,527 consisting of direct legal fees incurred for patents assigned to HPEV.  Cash inflow from financing activities of $598,817 consisted of $548,407 in loans from PPEG and $50,000 from issuances of common stock via subscription agreements.

We have an accumulated deficit since inception of $5,124,215 and our auditors have expressed substantial doubt about our ability to continue as a going concern unless we are able to generate revenues.

The following table provides selected financial data about our Company for the year ended December 31, 2011

Balance Sheet Data:	12/31/2011

Cash in bank	$78,361
Total assets	$1,034,514
Total liabilities	$988,705
Stockholders’ equity	$45,809

We are in the process of creating our initial commercialization  of our plug in hybrid conversion system and incorporating  and  there is no guarantee we will be successful in completing our proposed business plans.

Management believes the Company’s funds are insufficient to provide for its short term projected needs for operations. The Company may decide to sell additional equity or increase its borrowings in order to fund increased product development or for other purposes.

We have no off-sheet balance arrangements or obligations or other interests that could affect finances or operations.

OFF-BALANCE SHEET ARRANGEMENTS

We currently do not have any off-balance sheet arrangements.

Results of Operations for the Three and Nine Months Ended September 30, 2012

We had no revenues for the three month period ended September 30, 2012.  Our operating expenses were $530,708, consisting entirely of consulting fees, professional fees, research and development, and general and administrative expenses as we continued our initial capital raise and negotiated contracts with potential clients.

We also had no revenues for the nine month period ended September 30, 2012. Our operating income was ($560,712). The core expenses consisted of consulting fees, professional fees, research and development, general and administrative expenses totaling $2,089,288. For accounting purposes, they were offset by a director stock compensation of $2,650,000 which was rescinded on April 13, 2012.

Revenues and Net Operating Loss

Our revenues, operating expenses, and net operating loss for the three months ended September 30, 2012 were as follows:

Three Months Ended September 30, 2012

Revenue	$-

Operating expenses:
Consulting	501,923
Research and development	4,744
General & administrative	4,561
Professional fees	19,480
Total operating expenses	530,708
Interest expense	180,714
Amortized finance cost	315,773
Net operating loss	$(1,027,195)

Comparison of Operating Results for the Three Months ended September 30, 2012 and 2011

REVENUE AND OPERATING EXPENSES:

For the three months ended September 30, 2012 and 2011, we had no revenues.

As mentioned above, we have tried to minimize our operating expenses. The expenses for the third quarter of 2011 consisted primarily of professional fees and payments to independent contractors.  For the three months ended September 30, 2012 and 2011, our total operating expenses were $530,708 and $484,003, respectively. The majority of the increase in operating expenses was due to increased spending on independent contractors. Despite our focus on negotiating agreements for new business projects and potential investments in our company,  expenditures for professional fees decreased in the third quarter of 2012. To conserve cash, we deferred payments for legal services by issuing warrants. Our total operating expenses for all of 2011 were $5,124,215 which includes a director’s stock compensation expense of $2,650,000 which was rescinded on April 13, 2012.

For the three months ended September 30, 2012, we had a net loss of $1,027,195. For the three months ended September 30, 2011, we incurred a net loss of $484,003. Our net loss for all of 2011 was $5,124,215 including the director’s stock compensation expense.

Our loss per share during the third quarter of 2012 was nominal.  During the third quarter of 2011, it was nominal.

Comparison of the Operating Results for the Nine Months ended September 30, 2012 and from Inception (March 24, 2011) to September 30, 2011

For the nine months ended September 30, 2012 and from inception to September 30, 2011, we had no revenues.

We incurred total operating expenses (income) of ($560,712) for the nine month period ended September 30, 2012, as compared to total operating expenses of $1,763,603 for the period from inception to September 30, 2011.

    The decrease in net operating loss for 2012 is due primarily to the offset of the director’s stock compensation of $2,650,000. The $416,550 increase in research and development for 2012 was the result of the move from planning and engineering to actual development and production of our initial conversion. The increased activity was also reflected in the general and administrative costs which rose by $41,221. To conserve cash, we deferred payments for legal services by issuing warrants that resulted in professional fees decreasing by $106,433. Consulting fees also decreased by $25,653. The decrease in consulting fees for the first three quarters of 2012 was due to a move from planning and engineering to production of our initial conversion.

For the nine month period ended September 30, 2012, we incurred a net loss of  $235,758 due to the director’s stock compensation offset , or ($0.00) per share, as compared to a net loss of $1,763,603, or $0.04 per share, for the period from inception to September 30, 2011.

Liquidity and Capital Resources

Introduction

During the three months ended September 30, 2012, because we did not generate any revenues, we had negative operating cash flows.  Our cash on hand as of September 30, 2012 was $19. The cash spent during the quarter came primarily from the issuance of notes payable to a related party and a third party.  Our monthly cash flow burn rate is approximately $85,000.  As a result, we have significant cash needs.  We anticipate that these needs will be satisfied through the sale of our securities until such time as our cash flows from operations will satisfy our cash flow needs.

Our cash, current assets, total assets, current liabilities, and total liabilities as of September 30, 2012 and December 31, 2011, respectively, are as follows (unaudited):

	September 30, 2012	December 31, 2011	Change

Cash	$19	$78,361	$(78,342)
Total Current Assets	$909,012	$989,950	$(80,938)
Total Assets	$978,769	$1,034,514	$(55,745)
Total Current Liabilities	$1,823,704	$988,705	$834,999
Total Liabilities	$1,823,704	$988,705	$834,999

Our cash decreased by $78,342 as of September 30, 2012 as compared to December 31, 2011 because of the reduction in loans from related parties.  Our total current assets and total assets decreased by $80,938 and $55,745, respectively, during the same periods, primarily due to the reduction in prepaid expenses for investor relations and communications.

Our current liabilities increased by $834,999 as of September 30, 2012 as compared to December 31, 2011 primarily because of an increase in accounts payable of $272,627, loans payable of $436,222, and accounts payable to a related party of $66,500.  Our total liabilities increased by the same $834,999 for the same reasons.

In order to repay our obligations in full or in part when due, we will be required to raise significant capital from other sources.  There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

Our cash on hand as of September 30, 2012 was $19.  The cash spent during the quarter came primarily from the issuance of notes payable to a related party and loans. Our monthly cash flow burn rate is approximately $85,000.  As a result, we have significant cash needs.

Sources and Uses of Cash

Operations

Our net cash used by operating activities for the nine month period ended September 30, 2012 was $584,641 which consisted of our net loss from operations of ($235,758); stock issued for services of $1,201,520; warrants issued for loan penalty of 68,233; warrants issued for services of $209,258; amortization of financing cost of $513,599, an offset by director’s compensation of $2,650,000; increases in accounts payable and accounts payable related party of $272,627 and $66,500, respectively; and an increase in accrued interest of $5,380.

Investments

Our net cash used by investing activities for the nine month period ended September 30, 2012 was $25,193 which consisted of payments made for legal services directly related to obtaining patents.

Financing

Our net cash provided by financing activities for the nine month period ended September 30, 2012 was $495,492, which consisted of proceeds from a loan payable of $436,222, proceeds from the sale of common stock of $5,000 and notes payable from related parties of $55,470.

Debt Instruments, Guarantees, and Related Covenants

As previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2012, pursuant to the Securities Purchase Agreement entered into between the Company and Spirit Bear Limited, $186,222.38 of debt owed to Spirit Bear Limited by the Company was cancelled as part of the consideration for Spirit Bear Limited’s purchase of (i) 200 shares of the Company’s Series A Convertible Preferred Stock, $.001 per share and (ii) warrants to purchase (i) 2,000,000 shares of the Company’s common stock at an exercise price of $ .35 per share (subject to adjustment as provided in the warrant); (ii) 2,000,000 shares of the Company’s common stock at an exercise price of $.50 per share (subject to adjustment as provided in the warrant); (iii) 2,000,000 shares of the Company’s common stock at an exercise of $.75 per share (subject to adjustment as provided in the warrant).

As previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2012, pursuant to a Debt Settlement Agreement by and among the Company, Phoenix Productions and Entertainment Group (“PPEG”), Action Media Group, LLC (“AMG”)(PPEG and AMG together, the “Debt Holders”), and Spirit Bear Limited, the Debt Holders agreed (i) to forgive debt of $1,161,894 and accrued interest owed to them by the Company (the “Debt”).  As provided for in the Debt Settlement Agreement, the Debt Holders have released the Company of (i) any future liability or claim related to the Debt, (ii) any future liability or claim related to shares of any class of equity in the Company, and (iii) any obligation or liability of the Company.

Off Balance Sheet Arrangements

The Company does not engage in any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted on any exchange.  Our common stock was previously quoted on the OTC Bulletin Board (the OTCBB). On March 26, 2010, it was removed from the OTCBB due to lack of a quotation by a market maker. Our common stock is currently quoted on the OTCQB under the trading symbol WARM. Our common stock did not trade prior to September 2010. Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects. We cannot assure you that there will be a market for our common stock in the future.

OTCQB securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCQB securities transactions are conducted through a telephone and computer network connecting dealers in stocks.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The following quotations reflect the high and low bids for our shares of common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. All prices are split-adjusted to reflect the 6-for-1 stock split in September 2010.

	High	Low
Fiscal Year 2010	Bid	Bid
Third Quarter	$4.16	$0.60
Fourth Quarter	$7.35	$3.55

	High	Low
Fiscal Year 2011	Bid	Bid
First Quarter	$5.00	$0.20
Second Quarter	$0.80	$0.25
Third Quarter	$0.75	$0.20
Fourth Quarter	$1.25	$0.20

	High	Low
Fiscal Year 2012	Bid	Bid
First Quarter	$1.15	$0.33
Second Quarter	$1.55	$0.29
Third Quarter	$0.45	$0.20
Fourth Quarter	$0.30	$0.15

As of January 7, 2013, the last sale price reported on the OTCQB for the Company’s Common Stock was approximately $.26 per share.

As of January 4, 2013, there were approximately 159 shareholders of record of our common stock.

Penny Stock Rules

Our shares of Common Stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

Dividends

 We never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, our current preferred stock instruments, and our future credit arrangements may then impose.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The directors and executive officers of the Company are as follows:

Name	Age	Position
Timothy Hassett	51	Chief Executive Officer and Chairman of the Board of Directors
Quentin Ponder	83	Chief Financial Officer, Vice Chairman of the Board of Directors
Theodore Banzhaf	48	President
Judson Bibb	55	Vice President, Secretary and Director

Background of Executive Officers and Directors

Timothy Hassett, 51, has been Chairman of the Company’s wholly owned subsidiary HPEV, Inc. since its inception. He began his career as a marketing and business manager, for Rockwell Automation’s Motor Special Products division from1990 to 1995 where he launched new product platforms as well as developed and implemented global distribution initiatives and channels. From January1996 to March 2000, he worked at General Electric initially as a General Manager of Distribution Services in the Industrial Systems Division. His success led to an assignment to turn around the Electric Motors unit in the Industrial Systems Division. He restructured the unit, consolidated product lines and grew the business significantly. From March 2000 to August 2003, he served as President of Hawk Motors and Rotors, a division of Hawk Corporation, where he restructured the company, eliminated losses and significantly increased market share. From August 2003 to October 2005, he served as Vice President and General Manager of Wavecrest Laboratories, a propulsion systems and controls start-up. At Wavecrest, Mr. Hassett led the development and launch of four new product platforms. From June 2006 to October 2010, he served as president and managing director of LEMO USA, a Swiss-based connector company, where he restructured the company, kept operating costs in check, improved operating margins and significantly increased the size of the business. From December 2010 to October 2011, he served as President of Cavometrix, a connector company serving the medical, energy and alternative energy industries. Mr. Hassett earned a BS in Mechanical Engineering at Cleveland State and another BS in Physics at Youngstown State. He was one of the co-founders of HPEV, Inc. and was awarded several patents or patents-pending which the Company will rely on to implement its business model. Plus, he has extensive experience and professional contacts in the electric motor industry. Electric motors will be a significant component of the HPEV hybrid conversion system and the Company’s thermal technology applications.

Quentin Ponder, 83, is a seasoned executive with over 40 years of management experience. Mr. Ponder served as Chief Executive Officer and President of the Company from October 2011 to April 5, 2012. From January 1958 to October 1962, he served as a general partner in a manufacturing start-up which was successfully sold. From November 1962 to July 1967, he served as Senior Manufacturing Engineer at General Electric where he worked in the development of a flow manufacturing system. From July 1980 to June 1985, he worked for Franklin Electric as President where he restructured the company which became a global leader in submersible motors for water wells. From July 1985 to March 1990, he worked for Baldor Electric as President where he restructured the Company which became one of the largest electric motor companies in the United States. From April 1990 to May 1997, Mr. Ponder worked for Lincoln Electric as a consultant to assist with the successful sale of the business. From May 1990 to the present, Mr. Ponder has worked as an independent management consultant. Mr. Ponder earned a Ph.D. from Columbia University in general management, accounting, and economics.

Theodore Banzhaf, 48, has more than twenty years’ experience working with growing public and private companies in all facets of finance, growth strategies and management.  Most recently, from April 2009, Mr. Banzhaf served as President of Applied BioFuels Corporation, a privately held developer of biofuel production facilities.  Mr. Banzhaf served as President and CEO of SpatiaLight Technologies, Inc., a wholly owned subsidiary of SpatiaLight Inc. (NASDAQ: HDTV) from 2003-2007, and prior to his work at SpatiaLight, Mr. Banzhaf worked in capital markets primarily in institutional equities for a number of firms including Raymond James & Associates and C.E. Unterberg Towbin.  Mr. Banzhaf also ran a philanthropic organization to raise money for breast cancer charities from 2007-2009.  Mr. Banzhaf received his MBA from Southern Methodist University in 1991 and his Bachelor of Arts from Miami University in 1988.

Judson W. Bibb, 55, has been a director of the Company since inception and was appointed Secretary on November 11, 2011. Since 1983, Mr. Bibb has been a self-employed freelance multi-media producer. His services include: producer, writer, director, cinematographer, videographer, still photographer, audio and video editor, voiceover talent, marketer, ad designer and Internet search engine optimizer. He graduated Cum Laude from the University of South Florida in 1980 with a B.A. Degree in Mass Communications-Film. Mr. Bibb was selected to serve as a director of the Company because of the continuity he provides with Z3 Enterprises’ original mission and his broad-ranging background that transcends a number of disciplines and, consequently, enables him to draw from a wide variety of resources. His background includes experience in marketing and public relations for a clientele that encompassed Fortune 500 corporations, national and international networks as well as a very diverse range of companies throughout North America, Latin America and the Caribbean. His relevant business experience in automotive, trucking, electronics, retail, direct response and the Internet enhance the company’s efforts as it moves in a new direction.

Employment Agreements

None of the members of the Board of Directors presently have employment agreements with HPEV, however, in 2011, HPEV, Inc. did have a consulting agreement with Summit Management Consulting, Inc., to furnish the services of Quentin Ponder to HPEV for a consulting fee of $5,000 per month. Effective January 1, 2012, the contract was modified and increased the monthly consulting fee to $7,500 per month.  During 2012, Mr. Ponder agreed to forgo payment on his agreement due to the financial condition of the Company.  On January 9, 2013, Mr. Ponder agreed to waive all accrued compensation from said agreement.  Mr. Timothy Hassett, CEO and Chairman of HPEV, Inc., had a consulting agreement with HPEV in 2011 pursuant to which he received $5,000 per month. Effective January 1, 2012, this agreement was modified and increased to $10,000 per month. During 2012, Mr. Hassett agreed to forgo payment on his agreement due to the financial condition of the Company.  On January 9, 2013, Mr. Hassett agreed to waive all accrued compensation from said agreement. On May 1, 2012, Judson Bibb signed a consulting agreement in which his services shall be retained for a fee of $6,000 per month. Payment of the fee is conditional upon the financial ability of the Company.

Additionally, pursuant to a letter of agreement between the Company and Spirit Bear Limited, Timothy Hassett, the Company’s CEO, will received a salary of $10,000 per month until the following contingencies are met:

●	The Company has added an independent director to its Board of Directors;

●	The Board of Directors forms a compensation committee;

●	The new independent director sits on such compensation committee;

●	The compensation committee determines the milestones which will be required prior to executives such as Mr. Hassett receiving any additional salary; and

●	The company executives have agreed that, at a minimum, full salaries will not be paid until the company has achieved $3.2 million in revenues.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer, up to the two highest paid executive officers and up to two other highest paid individuals whose total annual salary and bonus exceeded $100,000 for fiscal years 2012 and 2011.

Name and Principal Position	Fiscal Year Ended 12/31	Salary Paid or Accrued ($)		Bonus Paid or Accrued ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)			Total ($)
TimothyHassett (1)	2012		$80,000	$	$	$	$				$80,000
CEO and Chairman	2011		$47,500	$	$	$	$				$47,500

Quentin Ponder (2)	2012		$60,000	$	$	$	$				$60,000*	(3)
Chief Financial Officer and Director	2011		$45,000	$	$	$	$				$45,000

Judson Bibb	2012		$$42,000	$	$	$		$-			$$42,000
Vice President and Director	2011	$		$	$	$		$2,650,000	(4)		$2,650,000

Theodore Banzhaf (5)	2012	$		$	$	$	$			$
President	2011	$		$	$	$	$			$

(1) Appointed CEO and Chairman as of April 5, 2012.

(2) Removed from position as CEO and President and appointed as CFO as of April 5, 2012.

(3) Consulting fee paid to Summit Management Consulting for Quentin Ponder’s services.

(4) Judson Bibb received a gift of 5,000,000 shares on October 21, 2011 from PPEG, a shareholder that the Company had a Joint Venture Agreement with. The Joint Venture was dissolved on December 9, 2011. The shares were subsequently returned on April 13, 2012 and no financial benefit was accrued.  For accounting purposes, the shares are being treated as compensation.

(5) Appointed President of the Company as of April 5, 2012.  Mr. Banzhaf will receive salary commensurate with his position when the Company has improved its financial situation. Currently, Mr. Banzhaf’s compensation is one dollar per month. When the Company has improved its financial situation, as determined by the Company having raised $3.5 million in investment funding, Mr. Banzhaf’s salary will be raised to $20,000 per month.

Outstanding Equity Awards at Fiscal Year-End

There were no unexercised options, stock that has not vested or equity incentive plan awards for any named executive officer outstanding as of December 31, 2012.

Securities Authorized for Issuance Under Equity Compensation Plan

There were no unexercised options, stock that has not vested or equity incentive plan awards for any named executive officer outstanding as of December 31, 2012.

Equity Compensation Plan Information

There were no unexercised options, stock that has not vested or equity incentive plan awards for any named executive officer outstanding as of December 31, 2012.

Director Compensation

The Company has not yet established a compensation plan for its directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of January 4, 2013. On such date, 47,646,441 shares of Common Stock were outstanding. Beneficial ownership is determined in accordance with the applicable rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of our Common Stock. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except, where applicable, to the extent authority is shared by spouses under applicable state community property laws.

The following table sets forth information regarding beneficial ownership of our capital stock as of January 4, 2013 by:

●	Each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock,

●	Each of our directors and named executive officers, and

●	All of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially (1)		Percentage

5% or Greater Stockholders
Spirit Bear Limited LLC	10,991,054	(2)	18.74%
Mark Hodowanec	8,800,000		18.46%
Directors and Named Executive Officers
Timothy Hassett	8,334,000		17.49%
Quentin Ponder	2,000,000		4.19%
Theodore Banzhaf	5,000,000	(3)	9.50%
Judson Bibb	200,400		* %
Directors and Executive Officers as a Group (4 Persons)	15,534,400		29.50%
_______________________
* Less than 1%

1)
Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)
Represents 3,500,000 shares of HPEV common stock underlying 175 shares of Series A Preferred stock of Issuer, and warrants which are exercisable into 7,491,054 shares of HPEV common stock.  Does not include 4,000,000 shares of HPEV common stock underlying an additional 200 shares of Series A Preferred stock of the Company, and warrants which are exercisable into an additional 6,000,000 shares of common stock of the Company, both of which Spirit Bear Limited may be required to purchase under certain circumstances related to the Company’s performance and at the Company’s discretion, but have not as of yet made such a purchase.

(3)
This represents Mr. Banzhaf’s Share Performance Bonus Option plan in which Mr. Banzhaf is eligible to receive up to five options to purchase one million shares each at certain stock price milestones achieved while Mr. Banzhaf serves the Company as President and one year following a termination of Mr. Banzhaf without cause. The milestone stock prices are as follows: $2.00, $3.00, $5.00, $7.50 and $10.00. A milestone stock price will be achieved when the stock trades at the milestone price for 20 consecutive trading days. Exercise prices of these options will be equal to the closing price of the Company’s stock on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

Spirit Bear Limited Transaction

HPEV entered into a Securities Purchase Agreement on December 14, 2012 (the “Closing Date”), pursuant to which it sold to Spirit Bear Limited (i) 200 shares of the Company’s Series A Convertible Preferred Stock, $.001 per share (the “Preferred Stock”) and (ii) warrants to purchase (i) 2,000,000 shares of the Company’s common stock at an exercise price of $0.35 per share (subject to adjustment as provided in the warrant); (ii) 2,000,000 shares of the Company’s common stock at an exercise price of $.50 per share (subject to adjustment as provided in the warrant); (iii) 2,000,000 shares of the Company’s common stock at an exercise of $.75 per share (subject to adjustment as provided in the warrant). The purchase price for sale of the preferred stock and warrants was $500,000, of which $313,777.62 was paid in cash and $186,222.38 was paid by cancelation of $186,222.38 in outstanding indebtedness held by the Purchaser.

The Company and the Purchaser also entered into a Registration Rights Agreement, dated December 14, 2012 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company shall file a registration statement to register the shares issuable upon conversion of the Preferred Stock and the Debenture (described below) and the shares issuable upon the exercise of the Warrants. If the Registration Statement is not filed within thirty days of the Closing Date, then the number of Warrant Shares shall be increased by 500,000 to 6,500,000. If the Securities and Exchange Commission has not declared the Registration Statement effective within 120 days of the Closing Date, then the Company shall pay to each holder of Preferred Shares an amount in cash per Preferred Share held equal to the product of (i) $5,000.00 multiplied by (ii) the product of (A) .02 multiplied by (B) the number of months after the Effectiveness Deadline that the Registration Statement is not declared effective by the SEC.

Each share of the Preferred Stock is convertible into 20,000 shares of Company’s common stock and under certain circumstances the Preferred Stock is convertible into Senior Convertible Notes. The Conversion Price of the Preferred Stock is equal to the $2,500.

In connection with the sale of the Preferred Stock, on December 17, 2012, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designations of the Rights, Preferences, Privileges and Restrictions, which have not been set forth in the Certificate of Incorporation of the Series A Convertible Preferred Stock (the “Certificate of Designations”).

The Preferred Stock has rights as if each share of Series A Convertible Preferred Stock were converted into twenty thousand (20,000) shares of Common Stock.

The holders of each share of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets (as defined in the "Certificate of Designations”), and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets (as defined in the "Certificate of Designations”) on any shares of Common Stock, an amount per share equal to the Liquidation Price ($2,500 per share of the Preferred Stock) of the Series A Convertible Preferred Stock.

In the event a Registration Statement has not been declared effective by the United States Securities Exchange Commission within 180 calendar days from and after the Closing Date, the holders of at least two-thirds (2/3) of the then outstanding shares of Series A Convertible Preferred Stock may deliver a written notice to the Company electing the conversion of all Series A Convertible Preferred Stock to Debentures. Upon receipt of such notice, the outstanding shares of Series A Convertible Preferred Stock shall be converted to Debentures and as a result the Company would issue Debentures having a principal amount of up to $1,000,000.

The warrants may be exercised on a cashless basis in which the holder may be entitled to obtain a certificate of shares of the Company’s common stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the average of the daily VWAPs for the three (3) Trading Days immediately preceding the date of such election;

(B) = the Exercise Price of this Warrant, as adjusted; and

(X) = the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

Pursuant to the Securities Purchase Agreement, the Company may sell the Purchaser up to 200 additional shares of Preferred Stock and warrants to purchase up to 6,000,000 shares of the Company’s common stock. The Company shall have the option to require Purchaser to purchase up to these additional Two Hundred (200) Preferred Shares and associated Warrants at a Subsequent Closing in the event that written certification (“Certification Notice”) shall have been received by the Company from a federally licensed testing facility reasonably acceptable to Purchaser, evidencing that four (4) motors incorporating the Company’s technology have been comprehensively tested in accordance with applicable NEMA, ANSI and IEEE standards and that the results of these tests meet or exceed the minimum requirements for certification under those standards; that those same four (4) motors incorporating the Company’s technology have passed tests with respect to (i) IEEE 112 in Methods E, E1, F or F1 with a maximum horsepower of 4,000 for F or F1, (ii) sound pressure testing to IEEE 85 and NEMA MG1 20 standards, (iii) bearing temperature testing, (iv) speed versus torque/current testing, (v) polarization index testing per IEEE 45 standards, and (vi) IEEE 112 Method B for full efficiency; and that testing evidences an improvement in power density of at least Twelve Percent (12.00%) compared to the same motor not incorporating HPEV technology. In the event the Company shall not have received the Certification Notice within one hundred eighty (180) calendar days after the date of the initial Closing Date, Purchaser shall have a twelve (12) month option, exercisable during such period at its sole discretion by delivery of written notice to the Company, to purchase the additional Two Hundred (200) Preferred Shares and associated Warrants in a Subsequent Closing to be held within seven (7) days of such notice.

In connection with the sale of the Preferred Stock and Warrants, the Company and the Purchaser entered into a Patent and Securities Agreement. Pursuant to the Patent and Security Agreement, the Company may, under certain circumstances, grant to the Purchaser a security interest in certain patents set forth in the Patent and Security Agreement.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to one investor who is an accredited investor, and transfer was restricted by the Company in accordance with the requirements of the Securities Act.

Except as outlined above, none of the following parties has, during the year ended December 31, 2012, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

●	Any of our directors or officers,

●	Any person proposed as a nominee for election as a director,

●	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock,

●	Any of our promoters, and

●	Any relative or spouse of any of the foregoing persons who has the same house as such person.

Director Independence

The Company complies with the standards of "independence" under the NASDAQ Marketplace Rules. Accordingly, a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a material relationship with our company which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. A director who is, or at any time during the past three years, was employed by the Company or by any parent or subsidiary of the Company, shall not be considered independent. At this time none of our Directors qualify as such.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to HPEV, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the Company. Our certificate of incorporation provides that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

The consolidated financial statements of HPEV, Inc. as of  December 31, 2011 for the fiscal year then ended, included in this registration statement on Form S-1, have been audited by De Joya Griffith, LLC, independent auditors, as stated in their report appearing with the financial statements. These financial statements are included in reliance upon the report of De Joya Griffith, LLC given upon their authority as experts in accounting and auditing.

HPEV, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
UNAUDITED

	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash	$19	$78,361
Prepaid expenses	800,069	911,589
Finance costs	108,924	-
Total current assets	909,012	989,950

Intangible assets	69,757	44,564

Total assets	$978,769	$1,034,514

LIABILITIES AND STOCKHOLDERS' EEQUITY (DEFICIT)
Current liabilities
Bank overdraft	$-	$410
Accrued interest payable	5,380	-
Accounts payable	376,328	103,701
Accounts payable - related party	66,500	-
Loans payable	436,222	-
Notes payable - related party	939,274	884,594
Total current liabilities	1,823,704	988,705

Total liabilities	1,823,704	988,705

Stockholders' equity (deficit)
Preferred stock $.001 par value: 15,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2012 and December 31, 2011

Common stock; $.001 par value; 100,000,000 shares authorized, 47,646,441 and 48,613,125 shares issued and outstanding as of September 30, 2012 and December 31, 2011	47,646	48,613
Additional paid-in capital	4,467,362	13,121,411
Common stock receivable	-	(8,000,000)
Accumulated deficit during development stage	(5,359,973)	(5,124,215)
Total stockholders' equity (deficit)	(844,935)	45,809

Total liabilities and stockholders' equity (deficit)	$978,769	$1,034,514

The accompanying notes are an integral part of these consolidated financial statements.

HPEV, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
				From Inception	From Inception
				(March 24, 2011)	(March 24, 2011)
	Three months ended		Nine months ended	through	through
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011	September 30, 2012

Revenues	$-	$-	$-	$-	$-
Cost of goods sold	-	-	-	-	-

Gross profit	-	-	-	-	-

Operating expenses
Director stock compensation	-	-	(2,650,000)	-	-
Consulting fees	501,923	358,425	1,408,002	1,433,655	3,012,582
Professional fees	19,480	85,342	162,984	269,417	701,463
Research and development	4,744	35,715	453,875	37,325	568,230
General and administrative	4,561	4,521	64,427	23,206	106,228
Loss on deposit	-	-	-	-	100,000
Loss on intangible property	-	-	-	-	75,000

Total operating (income) expenses	530,708	484,003	(560,712)	1,763,603	4,562,503

Other expense
Interest expense	180,714	-	282,871	-	282,871
Finance cost	315,773	-	513,599	-	513,599

Net loss	$(1,027,195)	$(484,003)	$(235,758)	$(1,763,603)	$(5,359,973)

Basic loss per common share	$(0.02)	$(0.01)	$(0.00)	$(0.04)
Basic weighted average common
shares outstanding	47,646,411	48,259,875	47,864,741	43,984,354

The accompanying notes are an integral part of these consolidated financial statements.

HPEV, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Nine	From Inception	From Inception
	Months	(March 24, 2011)	(March 24, 2011)
	Ended	through	through
	September 30, 2012	September 30, 2011	September 30, 2012

Cash flows from operating activities:
Net loss	$(235,758)	$(1,763,603)	$(5,359,973)
Adjustments to reconcile net loss to
net cash used by operating activities:
Stock issued to founder	-	-	22,00
Stock issued for services	1,201,520	-	1,201,520
Stock options issued for penalty	-	-	108,420
Warrants issued for loan penalty	68,233	-	68,223
Warrants issued for interest	209,258	-	209,258
Stock compensation	-	1,451,877	1,600,802
Amortization of financing cost	513,599	-	513,599
Director stock compensation from shareholder	(2,650,000)	-	-
Impairment of intangible asset & deposit	-	-	175,000
Changes in operating assets and liabilities:
Increase in accrued interest	5,380	-	5,380
Increase in accounts payable related party	66,500	-	66,500
Increase (decrease) in accounts payable	272,627	47,267	364,691
Net cash used by operating activities	(548,641)	(264,459)	(1,024,570)

Cash flows from investing activities:
Increase of intangible assets	(25,193)	-	(69,757)
Cash acquired through reverse merger	-	37	37
Net cash provided by (used by) investing activities	(25,193)	37	(69,720)

Cash flows from financing activities:
Proceeds from sale of common stock	5,000	-	55,000
Proceeds from notes payable	436,222	-	436,222
Proceeds from notes payable - related party	55,470	316,717	602,877
Payments from notes payable- related party	(1,200)	(3,000)	(200)
Bank overdraft	-	-	410
Net cash provided by financing activities	495,492	313,717	1,094,309
Net increase (decrease) in cash and cash equivalents	(78,342)	49,295	19

Cash, beginning of period	78,361	-	-

Cash, end of period	$19	$49,295	$19

Supplemental Schedule of non-cash activities
Shares issued for services	$(800,069)	$(1,082,514)	$(1,711,658)
Prepaid expense acquired under reverse merger	$-	$(375,003)	$(375,003)
Intangible asset acquired under reverse merger	$-	$(75,000)	$(75,000)
Deposit acquired under reverse merger	$-	$(100,000)	$(100,000)
Common stock receivable acquired under reverse merger	$8,000,000	$8,000,000	$-
Accounts payable acquired under reverse merger	$-	$11,637	$11,637
Notes payable acquired under reverse merger	$-	$336,187	$336,187
Warrants granted as finance cost	$(108,924)	$-	$(108,924)

The accompanying notes are an integral part of these consolidated financial statements.

HPEV, Inc.
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2012
UNAUDITED

The accompanying consolidated financial statements of HPEV, Inc. (“HPEV” or the “Company”) are unaudited, but in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the Company’s financial position, results of operations, and cash flows as of and for the dates and periods presented.  The financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information.

These unaudited consolidated financial statements should be read in conjunction with the Company’s audited financial statements and footnotes included in the Company’s Annual Report on Form 10-K for the period from inception (March 24, 2011) to December 31, 2011, filed with the Securities and Exchange Commission (the “Commission”).  The results of operations for the three and nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2012 or for any future period.

NOTE 1 – DESCRIPTION OF BUSINESS

HPEV, Inc., a Nevada corporation (formerly known as Bibb Corporation and Z3 Enterprises, Inc.) (hereinafter referred to as “HPEV” or the” Company”), was incorporated in the State of Nevada on July 22, 2002.

On March 29, 2011, the Company (under the name Z3 Enterprises) entered into a Share Exchange Agreement to acquire 100 shares, constituting all of the issued and outstanding shares of HPEV Inc., a Delaware corporation (“HPEV-DE”), in consideration for the issuance of 22,000,000 shares of Company common stock.  Upon closing of the Share Exchange on April 15, 2011, HPEV-DE became a wholly owned subsidiary of the Company.

For accounting purposes, the acquisition of HPEV-DE by the Company was recorded as a reverse acquisition of a public company and recapitalization of the Company based on factors demonstrating that HPEV-DE represents the accounting acquirer.

HPEV-DE was incorporated under the laws of the State of Delaware on March 24, 2011 to commercialize the technology from patents developed by two of its shareholders.  Activities during its start-up stage were nominal.

Subsequent to the closing of the Share Exchange, the Company changed its business focus to the commercialization of HPEV-DE technologies in a variety of markets by licensing its thermal dispersion technologies to engine, generator and vehicle component manufacturers, among others.  The Company also plans to license its hybrid electric vehicle conversion system to fleet owners, vehicle dealers and service centers.

On May 5, 2011, a total of 7 patents (1 granted, 6 pending) were assigned to HPEV-DE by Thermal Motors Innovations, LLC, a company controlled by the developers of the patents.  On March 13, 2012, HPEV-DE was awarded a patent for a composite heat structure application in submersible motors.  On April 2, 2012, HPEV-DE received a Notice of Allowance regarding a patent covering the incorporation of a totally enclosed heat pipe technology in bearings and related structures. On April 3, 2012, the Company received notice that one of its patents-pending - a totally enclosed heat pipe cooled motor – had been awarded.  On June 14, 2012, the Company received notice that another one of its patents-pending – a heat pipe application for hermetic motors – had been awarded. Three additional patents are pending and two additional patents-pending remain to be assigned to HPEV-DE.  Therefore, as of September 30, 2012, HPEV-DE, has been assigned the rights to five patents and three patents-pending with two remaining to be assigned. See Note 9 – Intellectual Property.

The patents and patents-pending assigned to HPEV-DE cover thermal dispersion technologies and their applications as well as an electric load assist.  The utilization of thermal technologies should increase the horsepower of electric motors and enhance the lifespan and effectiveness of heat-producing vehicle components.  The electric load assist is based on the Company’s parallel vehicle platform which makes it possible for hybrid electric vehicles to utilize power in any combination from the gas or diesel engine and an electric motor installed on-board.

On April 5, 2012, a Certificate of Amendment to the Articles of Incorporation was filed with the Nevada Secretary of State noting the change in the Company name to HPEV, Inc.; the increase in authorized common stock to 100,000,000 shares; the increase in preferred stock to 15,000,000 shares; and the authorization of the Board to divide or change the powers, preferences, qualifications, limitations and rights of the preferred shares by resolution.

On April 5, 2012, the Board of Directors voted to amend the bylaws and establish the new registered agent in the State of Nevada as InCorp Services.  It voted to change the number and titles of corporate officers and to enable the alteration, amendment or repeal of the bylaws either by approval of a majority of shareholders or by the approval of the Board.  It also removed clauses that restricted the duties and authority of the Board committees as well as removed a clause regarding the resignation of Officers.  Finally, it appointed Timothy Hassett, Chief Executive Officer; Quentin Ponder, Chief Financial Officer (he remains Treasurer); Theodore Banzhaf, President; and Judson Bibb, Vice President (he remains Secretary).

On April 6, 2012, the Board of Directors amended other articles and sections of the bylaws.  Specifically, they voted to increase the number of directors, to enable the filling of vacancies on the board of directors by majority vote of the remaining directors or director and to appoint Timothy Hassett and Quentin Ponder to serve as Chairman of the Board and Vice Chairman, respectively.

On April 20, 2012, the Financial Industry Regulatory Authority (FINRA) approved the name change from Z3 Enterprises, Inc. to HPEV, Inc and the symbol change from BIBB to WARM.  The changes took effect on April 23, 2012.

As operations have consisted of general administrative and pre-production activities, the Company is considered a development stage company in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.  Since the reverse merger of HPEV, Inc. and Z3 Enterprises, Inc. on April 15, 2011, cash outlays have been $1,024,570 from operating activities and $69,720 from investing activities which have been financed primarily through loans. The net book loss (which includes the tax loss carryforward of Z3 Enterprises prior to the reverse merger) is approximately $5,359,973 during the period from March 24, 2011 (Date of Inception) through September 30, 2012. The Company has not fully commenced its operations and is still in the development stages, raising substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due. At this time, the Company is seeking additional sources of capital through the issuance of debt, equity, or joint venture agreements, but there can be no assurance the Company will be successful in accomplishing its objectives.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

It is possible management may decide that the Company cannot continue with its business operations as outlined in the current business plan because of a lack of financial resources and may be forced to seek other potential business opportunities that may be available.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of HPEV, Inc. is presented to assist in understanding the Company’s consolidated financial statements.  The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of the consolidated financial statements.

Accounting Method

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

These consolidated financial statements include the accounts of HPEV-DE and its parent HPEV (formerly known as Z3 Enterprises).  On April 20, 2012, the Company officially changed its name to HPEV, Inc.

All significant inter-company transactions and balances have been eliminated.

Year end

The Company’s year-end is December 31.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” and No. 104, “Revenue Recognition”.  In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability is reasonably assured.  For the quarters ended September 30, 2012 and 2011, and for the period from inception to September 30, 2012, the Company did not report any revenues.

Earnings Per Share

The Company has adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 260-10 which provides for calculation of “basic” and “diluted” earnings per share.  Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted average common shares outstanding for the period.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (FASB) guidance regarding disclosures about fair value of financial instruments, approximate the carrying amounts presented in the accompanying consolidated balance sheets.

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157 Fair Value Measurements (“SFAS 157”), superseded by ASC 820-10, which defines fair value, establishes a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities.  The impact of adopting ASC 820-10 was not significant to the Company’s consolidated financial statements.  ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820-10 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  The standard describes three levels of inputs that may be used to measure fair value:

●	Level 1 – Valuation based on quoted market prices in active markets for identical assets or liabilities.

●	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

●	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.  Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.  The valuation of our derivative liability is determined using Level 1 inputs, which consider (i) time value, (ii) current market and (iii) contractual prices.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2012.  The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.  These financial instruments include cash, accounts payable and accrued expenses, loan payable and notes payable – related party.

Income Taxes

The Company provides for federal and state income taxes payable, as well as for those deferred because of the timing differences between reporting income and expenses for financial statement purposes versus tax purposes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled.  The effect of a change in tax rates is recognized as income or expense in the period of the change.  A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

Upon inception, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), superseded by ASC 740-10.  The Company did not recognize a liability as a result of the implementation of ASC 740-10.  A reconciliation of the beginning and ending amount of unrecognized tax benefits has not been provided since there is no unrecognized benefit as of the date of adoption.  The Company did not recognize interest expense or penalties as a result of the implementation of ASC 740-10.  If there were an unrecognized tax benefit, the Company would recognize interest related to unrecognized tax benefits in interest expense and penalties in other operating expenses.

Employee Stock Based Compensation

The FASB issued SFAS No.123 (revised 2004), Share-Based Payment, which was superseded by ASC 718-10.  ASC 718-10 provides investors and other users of financial statements with more complete and neutral financial information, by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements.  That cost will be measured based on the fair value of the equity or liability instruments issued. ASC 718-10 covers a wide range of share-based compensation arrangements, including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As of September 30, 2012, the Company has not implemented an employee stock based compensation plan.

Non-Employee Stock Based Compensation

The Company accounts for stock based compensation awards issued to non-employees for services, as prescribed by ASC 718-10, at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which was superseded by ASC 505-50.  The Company issues compensatory shares for services including, but not limited to, executive, management, accounting, operations, corporate communication, financial and administrative consulting services.

Use of Estimates

The process of preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses.  Such estimates primarily relate to unsettled transactions and events as of the date of the consolidated financial statements.  Accordingly, upon settlement, actual results may differ from estimated amounts.

Research and development

Costs of research and development are expensed in the period in which they are incurred.

Recent accounting standards

The Company has evaluated the recent accounting pronouncements through ASU 2012-07 and believes that none of them will have a material effect on the Company’s financial statements.

Reclassification
Upon completion of the Company’s September 30, 2012 financial statements, accounting reclassification adjustments were made for certain warrants which were issued as a cost of financing.  Warrants valued at $99,229 and previously included in professional fees were reclassified from professional fees and included in interest expense for the three and six months ended June 30, 2012 and from inception (March 24, 2011) to June 30, 2012.  There was no impact on the net loss for the periods then ended.

NOTE 4 - LOSS PER SHARE

Components of loss per share for the three and nine months ended September 30, 2012 and 2011 are as follows:

				From inception
	For the Three Months Ended	For the Three Months Ended	For the Nine Months Ended	(March 24, 2011) through
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net (loss) attributable to
common stockholders	$(1,027,195)	$(484,003)	$(235,758)	$(1,763,603)

Weighted Average
Shares Outstanding	47,646,441	48,259,875	47,864,741	43,984,354

Basic Loss Per Share	$(0.02)	$(0.01)	$(0.00)	$(0.04)

NOTE 5 – CAPITAL STOCK

Common Stock

The Company has 100,000,000 common shares and 15,000,000 preferred shares authorized and 47,646,441 common shares were issued and outstanding as of September 30, 2012.  No preferred shares were issued and outstanding as of September 30, 2012.

Stock issuances during the nine months ended September 30, 2012 consisted of the following:

On February 11, 2012, the Board of Directors authorized the issuance of 1,000,000 shares of restricted common stock valued at $1.07 as of the date of the agreement, to Lagoon Labs, LLC in exchange for consultations with management as well as providing investor communications and public relations, with an emphasis on digital and social media, for 12 months.  The shares were issued on March 23, 2012. See Note 10 – Prepaid Expense.

On February 17, 2012, 83,350 shares belonging to IFMT, Inc. were returned to the transfer agent and canceled.  The shares were originally issued as part of the Usee transaction which was subsequently terminated.  Prior to the reverse merger with HPEV, Inc., the Company entered into an acquisition agreement with Usee, Inc. and Usee CA, Inc.  Upon further due diligence investigation, the Company cancelled the agreement and all the shares were required to be returned.

On April 5, 2012, a Certificate of Amendment to the Articles of Incorporation was filed with the Nevada Secretary of State noting the increase in authorized common stock to 100,000,000 shares.

On April 13, 2012, Judson Bibb returned the 5,000,000 shares he had received from Phoenix Productions and Entertainment Group (PPEG) back to PPEG resulting in a reversal of the expense in the quarter ending March 31, 2012.

On June 8, 2012, the Board of Directors authorized the issuance of 26,666 shares of restricted common stock valued at $0.75 to Wayne Wilcox of Geartech Heavy Duty in lieu of payment for work performed on a component of the initial hybrid conversion vehicle. The Board of Directors also authorized the issuance of 10,000 shares of restricted common stock valued at $0.50 to an accredited investor in exchange for $5,000 in funding.

NOTE 6 – WARRANTS AND OPTIONS

Warrants

On June 4, 2012, the Company issued a warrant for 303,569 shares of common stock to McMahon Serepca, LLP with an exercise price of $0.275. The vesting period on these grants was immediate. The value of these warrants were estimated by using the Black-Scholes option pricing model with the following assumptions: expected life of 2.5 years; risk free interest rate of 0.62%; dividend yield of 0% and expected volatility of 225%. To account for such grants to non-employees, we recorded the issuance as interest expense in the amount of $99,229.

On August 6, 2012, the Company issued a warrant for 303,569 shares of common stock to McMahon Serepca, LLP with an exercise price of $0.39. The vesting period on these grants was immediate. The value of these warrants was estimated by using the Black-Scholes option pricing model with the following assumptions: expected life of 2.5 years; risk free interest rate of 0.62%; dividend yield of 0% and expected volatility of 218%. To account for such grants to non-employees, we recorded the issuance as interest expense in the amount of $110,029.

In April, May, June and July of 2012, Spirit Bear Limited made cash advances for and funded loans to the Company in the total amount of $186,222, creating direct financial obligations of the Company.  On August 8, 2012, The Company and Spirit Bear reached a definitive agreement concerning the terms of the loans, including the Company’s obligations to repay Spirit Bear within 180 days from each date of funding, and the Company’s obligation to issue warrants to Spirit Bear to purchase 3.5714 shares of common stock per dollar of consideration provided by Spirit Bear, subject to certain adjustments, at the per share price of $.35, as partial consideration for the loans.  The warrants granted to Spirit Bear totaled 665,374 shares.  The value of these options was estimated by using the Black-Scholes option pricing model with the following assumptions: expected life of 2 years; risk free interest rate of 0.33%; dividend yield of 0% and expected volatility of 250%. These options were valued at $622,523 and the aggregate value was capitalized as financing cost and has been accreted and charged to financing cost expense in the amount of $513,599 as of September 30, 2012.

In the event payment is not made within 90 days of the receipt of each loan, the Company is required to provide penalty warrants. As of September 30, 2012, penalty warrants for the loan made in April total 261,888, penalty warrants for the loan made in May total 56,908, and penalty warrants for the loan made in June total 192. Total penalty warrants owed to Spirit Bear at the end of the third quarter total 318,988. The value of these options was estimated by using the Black-Scholes option pricing model with the following assumptions: expected life of 2 years; risk free interest rate of 0.62%; dividend yield of 0% and expected volatility of 245%. These options were charged to interest expense in the amount of $68,233 as of September 30, 2012.

On October 31, 2011 stock options to purchase 200,000 shares at $0.55 were issued to The Crone Law Group, these options were issued in order to satisfy a penalty services rendered and payments defrayed.  The value of these options was estimated by using the Black-Scholes option pricing model with the following assumptions: expected life of 3 years; risk free interest rate of 0.41%; dividend yield of 0% and expected volatility of 289%. These options were valued at $108,420 and charged to professional fees.

The following is a summary of the status of all of the Company’s stock warrants as of September 30, 2012 and changes during the nine months ended on that date:

	Number of Warrants	Weighted-Average Exercise Price	Weighted-Average Remaining Life (Years)
Outstanding at December 31, 2011	-	$-	-
Granted	1,591,500	$0.33	2.71
Exercised	-	$0.00	-
Cancelled	-	$0.00	-
Outstanding at September 30, 2012	1,591,500	$0.34	2.71
Exercisable at September 30, 2012	1,591,500	$0.33	2.71

NOTE 7 – RELATED PARTY TRANSACTIONS

As a consequence of the reverse merger, the Company took over obligations consisting of accounts payable of $11,637 (non-related party) and a note payable balance of $313,687 due to Phoenix Productions and Entertainment Group, Inc., a significant shareholder of the Company’s common stock.  The terms of the loan agreement do not require payment of interest and repayment of the loan is to begin 15 days after receipt of initial revenues related to projects funded by PPEG loans.  Maturity of the loan is perpetual or upon mutual agreement of both parties or if conditions are breached or in default.

Subsequent to the reverse merger, Phoenix Productions and Entertainment Group, Inc. made loans to the Company of $598,407 leaving a balance due as of September 30, 2012 and December 31, 2011 of $911,894 and $862,094, respectively.

During the period from inception (March 24, 2011) to September 30, 2012, Judson Bibb, Director, Secretary and Vice President, advanced $22,910 in interest-free, unsecured, due-on-demand funds.  As of September 30, 2012 and December 31, 2011 $22,910 and $22,500, respectively, remains due and payable.

During the quarter ended September 30, 2012. Quentin Ponder, Director and Chief Financial Officer, loaned the Company a total of $5,470 in interest-free, unsecured, due-on-demand loans.
As of September 30, 2012, $4,470 remains due and payable.

NOTE 8 – NOTES PAYABLE

On March 7, 2012, the Company signed a loan agreement with Action Media Group, LLC (a former shareholder) for $250,000.  The terms of the loan include: 3% annual interest and payment of principal and interest to begin at a mutually agreed upon date in the future.  Maturity of the loan is perpetual or upon mutual agreement of both parties or if conditions are breached or in default.

Beginning on April 27, 2012, the Company received the first of two loans from Spirit Bear Limited totaling $135,000.  The first loan was received on April 27 for $100,000 and the second on May 22 for $35,000. A third loan was received on June 28 for $1,222. It covered travel expenses by the president of the Company who was involved in the negotiations with Spirit Bear. A fourth loan was received on July 11, 2012 for $50,000.

Financing costs for the four loans from Spirit Bear totaled $622,523.  Each loan is unsecured, bears an interest rate of 1.28% and has a term of the lesser of 180 days or 3 business days after the Company’s next equity financing.  As of September 30, 2012, $513,599 has been amortized leaving a balance of $108,924 in financing costs.

The terms were subject to negotiations which were not completed until August 8, 2012. See Note 12 – Subsequent Events

NOTE 9 - INTELLECTUAL PROPERTY

As of September 30, 2012, the Company’s wholly owned subsidiary, HPEV-DE, has been assigned the rights to five patents and three patents-pending with two remaining to be assigned. Five issued patents and two patents-pending relate to the utilization of thermal dispersion technologies to remove heat from various types of electric motors, generators and a brake resistor. By removing heat in a more efficient manner, the thermal technologies should provide lower costs, improved performance benefits and longer product life.  The other patent-pending is an electric load assist that makes it possible for hybrid electric vehicles to utilize power in any combination from the gas or diesel engine and an electric motor installed on-board.

The direct cost for legal services related to the patents as of September 30, 2012 and December 31, 2011 was $69,757 and $44,564, respectively.  This amount was capitalized as an intangible asset.

NOTE 10 - PREPAID EXPENSE

On May 11, 2011, 1,823,185 common shares valued at $0.75 per share were issued to Capital Group Communication, Inc. in exchange for investor relations services valued at $1,367,389.  The services are for a 24 month term. As of September 30, 2012, the prepaid balance is $398,840.

On March 23, 2012, 1,000,000 shares of restricted common stock valued at $1.07 per share were issued to Lagoon Labs, LLC in exchange for consultations with management as well as providing investor communications and public relations, with an emphasis on digital and social media.  The services are for a 12 month term. As of September 30, 2012, the prepaid balance is $401,229.

NOTE 11 - COMMON STOCK RECEIVABLE

On September 2, 2011, the Company and Richard Glisky signed a Rescission Agreement (“the Agreement) to rescind an Agreement for the Acquisition of Harvest Hartwell CCP, LLC (HHCCP), a Michigan limited liability company.  The Agreement for Acquisition was originally signed on September 30, 2010.

As called for in the Rescission Agreement, the Company assigned 100% of its interests in HHCCP to the previous owner, Richard Glisky. Richard Glisky, in turn, assigned 1,920,000 shares of Company common stock back to the Company which the Company’s intended to have cancelled.  On February 23, 2012, 1,920,000 shares of the Company common stock were returned to the Company and canceled.  Consequently, the Company had an $8,000,000 stock receivable removed from its books.

NOTE 12 - SUBSEQUENT EVENTS

As of October 24, 2012, the Company was in default to Spirit Bear on the first loan for $100,000. The note was due 180 days after the issuance date which was April 27, 2012.  On October 26, 2012, the Company reached agreement with Spirit Bear to extend the term of the loan to November 30, 2012.

De Joya Griffith & Company, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Z3 Enterprises Inc.

We have audited the accompanying consolidated balance sheet of Z3 Enterprises Inc. (A Development Stage Company) (the “Company”) as of December 31, 2011 and the related consolidated statements of operations, stockholders’ equity and cash flows from inception (March 24, 2011) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Z3 Enterprises Inc. (A Development Stage Company) as of December 31, 2011 and the related consolidated statements of operations, stockholders’ equity and cash flows from inception (March 24, 2011) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith & Company, LLC
Henderson, Nevada
March 29, 2012

Z3 ENTERPRISES, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET

As of
December 31, 2011
Audited
ASSETS

Current assets
Cash	$78,361
Intangible	44,564
Prepaid expense	911,589
Total current assets	1,034,514

Total assets	$1,034,514

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Bank overdraft	$410
Accounts payable	103,701
Notes payable – related party	884,594
Total current liabilities	988,705

Total liabilities	988,705

Stockholders' equity
Preferred stock: $.001 par value:
10,000,000 shares authorized, 0 shares
issued and outstanding as of Dec. 31, 2011
Common stock; $.001 par value; 95,000,000
shares authorized, 48,613,125 shares issued
and outstanding as of Dec. 31, 2011	48,613
Additional paid-in capital	13,121,411
Common stock receivable	(8,000,000)
Accumulated deficit during development stage	(5,124,215)
Total stockholders' equity	45,809

Total liabilities and stockholders' equity	$1,034,514

                                  The accompanying notes are an integral part of these financial statements.

  Z3 ENTERPRISES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS

From Inception
(March 24, 2011)
through
December. 31, 2011
Audited
Revenue	$0
Cost of goods sold	-
Gross profit	0

Operating expenses
Director stock compensation	2,650,000
Consulting	1,604,580
Professional fees	538,479
Research and development	114,355
General and administrative	41,801
Loss on Deposit	100,000
Loss on Intangible Property	75,000

Total operating expenses	5,124,215

Net loss	$(5,124,215)

Basic loss per common share	$(0.11)

Basic weighted average
common shares outstanding	45,170,729

                                    The accompanying notes are an integral part of these financial statements.

Z3 ENTERPRISES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FROM INCEPTION (MARCH 24, 2011) THROUGH DECEMBER 31, 2011

	PreferredStock		Common Stock		Additional Paid-in	Stock	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit During Development Stage	Equity
Inception, March 24, 2011	-	$-	-	$-	$-	$-	$-	$-

Founder shares April 4, 2011			22,000,000	22,000	-	-	-	22,000

Shares issued for reverse merger April 15, 2011			23,956,690	23,957	8,178,258	(8,000,000)	-	202,215

Shares issued for consulting services April 1, 2011 @ $.70			1,100,000	1,100	768,900	-	-	770,000
								-
Shares issued for consulting services May 11, 2011 @ $.75			1,823,185	1,823	1,365,566	-	-	1,367,389

Shares received through cancellation of shares written-off prior to reverse merger.			(416,750)	(417)	417	-	-	-

Shares issued for direct investment November 8, 2011 @ $.33			150,000	150	49,850	-	-	50,000

Options granted for legal services	-	-	-	-	108,420	-	-	108,420

Shares issued to director by shareholder as compensation	-	-	-	-	2,650,000	-	-	2,650,000

Net loss	-	-	-	-	-	-	(5,124,215)	(5,124,215)

Balance as of December 31, 2011			48,613,125	$48,613	$13,121,411	$(8,000,000)	$(5,124,215)	$45,809

The accompanying notes are an integral part of these financial statements.

Z3 ENTERPRISES, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS

From Inception
(March 24, 2011)
through
December 31, 2011
Audited
Cash flows from operating activities:
Net loss	$(5,124,215)
Adjustments to reconcile net loss to
net cash used by operating activities:
Stock issued to founder	22,000
Stock issued for consulting services	1,600,802
Impairment of intangible asset and
deposit	175,000
Stock options issued for penalty	108,420
Director stock compensation from
shareholder	2,650,000
Changes in operating assets and liabilities:
Increase in accounts payable	92,064
Net cash used by operating activities	(475,929)

Cash flows from investing activities:
Increase of intangible assets	(44,564)
Cash acquired in reverse merger	37
Net cash used by investing activities	(44,527)

Cash flows from financing activities:
Increase in related party payable	548,407
Common stock issued for cash	50,000
Increase in bank overdraft	410

Net cash provided by financing activities	598,817

Net change in cash	78,361

Cash, beginning of period	0

Cash, end of period	$78,361

Supplemental Schedule of non-cash Activities:
Common stock receivable	$8,000,000
Assumed as part of reverse merger
Intangible assets	175,000
Prepaid asset	375,002
Accounts payable	(11,637)
Notes payable related party	(336,187)
Stock issued for prepaid services	$911,589
The accompanying notes are an integral part of these financial statements.

Z3 Enterprises, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2011

1 .  DESCRIPTION OF BUSINESS AND HISTORY

Description of business and history –  Z3 Enterprises, Inc., a Nevada corporation (formerly known as Bibb Corporation) (hereinafter referred to as “Z3E” or “The Company”), was incorporated in the State of Nevada on July 22, 2002. The Company’s principal operations were to produce fully integrated multi-media products targeting the marginally literate. The Company changed its focus to educational entertainment and reality show programming; feature films and special event marketing upon entering into a Joint Venture Agreement (the ”Joint Venture Agreement”) with Phoenix Productions and Entertainment Group (PPEG) in September 2010.

From September 2010 through March 2011, Z3E pursued business opportunities, but agreements were never fulfilled and the entertainment projects have been terminated.

On March 24, 2011, Z3 Enterprises entered into a Share Exchange Agreement to acquire 100 shares, constituting all of the issued and outstanding shares of HPEV Inc. (“HPEV”) in consideration for the issuance of 22,000,000 shares of Z3E common stock.  Upon closing of the Share Exchange on April 15, 2011, HPEV became a wholly owned subsidiary of Z3.

The  terms of the Share Exchange Agreement  require the current board of directors of Z3E (the “Board”) to designate Quentin Ponder and Tim Hassett as directors of Z3E, as well as two other directors to be named later by HPEV.   The Board has not yet appointed Mr. Ponder and Mr. Hassett to the Board due to current Bylaw restrictions.  The Company plans to amend the bylaws and make these appointments as soon as practicable.

Control of Z3E changed hands on April 15, 2011 with the issuance of 21,880,000 shares of Z3E common stock to the original shareholders of HPEV pursuant to the terms of the as amended Share Exchange Agreement. An additional 120,000 shares were issued on December 14, 2011 which completed the issuance of 22,000,000 shares of Z3E common stock to HPEV, Inc. under the terms of the as amended Share Exchange Agreement.

For accounting purposes, the acquisition of HPEV, Inc by Z3 Enterprises, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Z3 Enterprises, Inc. based on factors demonstrating that HPEV represents the accounting acquirer.

HPEV was incorporated under the laws of the State of Delaware on March 25, 2011 to commercialize the technology from patents developed by two of its shareholders. Activities during its start-up stage were nominal.

Subsequent to the closing of the Share Exchange, Z3E changed its business focus to attempting to commercialize the HPEV technologies in a variety of markets by licensing its conversion system to fleet owners, vehicle dealers and service centers. The Company also plans to license its heat pipe technologies to engine and vehicle component manufacturers.

On May 5, 2011, a total of 7 patents (1 granted, 6 pending) were assigned to HPEV by Thermal Motors Innovations, LLC, a company controlled by the developers of the patents.  On November 8, 2011, the US Patent and Trademark Office determined in an office action that one of the patents-pending should be divided to create up to 4 additional patents (1 patent could become 5 patents).  Management and its patent attorneys believe the company will be issued 4 of the possible 5 patents.  On January 18, 2012, the Company has received a Notice of Allowance from the US Patent and Trademark Office regarding a patent for a composite heat structure application in submersible motors.  Two additional patents-pending remain to be assigned to HPEV. Therefore, as of January 31, 2012, our subsidiary, HPEV, has been assigned the rights to one patent, one notice of allowance and eleven patents-pending with two remaining to be assigned.

The patents and patents-pending assigned to HPEV cover composite heat pipes and their applications as well as an electric load assist. The utilization of composite heat pipes should increase the horsepower of electric motors and enhance the lifespan and effectiveness of heat-producing vehicle components. The parallel vehicle platform enables vehicles to alternate between two sources of power.

The newly-merged Company plans to commercialize the patents by implementing and licensing a plug-in hybrid electric vehicle conversion system based on the parallel vehicle platform. The Company also intends to license heat pipe technology to manufacturers of electric motors and generators as well as vehicle parts such as brakes, resistors and calipers.

The Company is currently sourcing or commissioning the components to perform its initial conversion.  The conversion, if successful, will be used to showcase the effectiveness of the technology, generate data and function as a marketing tool to generate orders. The target markets include consumer, commercial and fleet vehicles ranging from cars to tractor-trailer trucks and buses.

To facilitate the incorporation of the Company’s heat pipe technology in industrial electric motors and generators, the Company has signed product development agreements with two multi-national manufacturers. To prove the effectiveness of heat pipe technology under extreme conditions, the Company has signed agreements with racing teams to test its technology in high performance vehicle components.

As operations have consisted of general administrative and pre-production activities, Z3 Enterprises is considered a development stage company in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915.

On December 9, 2011, Z3E and PPEG mutually agreed to dissolve their Joint Venture Agreement on December 9, 2011. The reason was due to a change in business direction by Z3 as a result of its acquisition of HPEV, Inc.  The Joint Venture Agreement did not provide for any termination penalties.

Going concern – The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of approximately $5,124,215 during the period from March 24, 2011 (Date of Inception) through December 31, 2011 and has not fully commenced its operations. The Company is still in the development stages, raising substantial doubt about the Company’s ability to continue as a going concern.  The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due.  At this time, the Company is seeking additional sources of capital through the issuance of debt, equity, or joint venture agreements, but there can be no assurance the Company will be successful in accomplishing its objectives.

These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

It is possible management may decide that the Company cannot continue with its business operations as outlined in the current business plan because of a lack of financial resources and may be forced to seek other potential business opportunities that may be available.

2.  SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiary HPEV, Inc. a company incorporated in Delaware on March 24, 2011.

All significant inter-company transactions and balances have been eliminated.

Year end – The Company’s year end is December 31.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes – The Company accounts for its income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Management believes the Company will have a net operating loss carryover to be used for future years.  Such losses may not be fully deductible due to the significant amounts of non-cash service costs as well as restrictions on carryovers resulting from reverse mergers.  The Company has established a valuation allowance for the full tax benefit of the applicable operating loss carryovers.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.

Net loss per common share – The Company computes net loss per share in accordance with the Earning per Share Topic of the FASB ASC 260.  Under the provisions of ASC, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.  The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is anti-dilutive.  For the period from March 24, 2011 (Date of Inception) through December  31, 2011, one option (issued October 30, 2011 for 200,000 common shares  at a purchase price of $0.55 per share) and no warrants were outstanding.

Stock Based Compensation - Stock based compensation is accounted for using the Equity-Based Payments to Employees Topic of the FASB ASC 718, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for services. It also addresses transactions in which an entity incurs liabilities in exchange for services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The Company determines the value of stock issued at the date of grant. The Company also determines at the date of grant the value of stock at fair market value or the value of services rendered (based on contract or otherwise) whichever is more readily determinable.

Stock based compensation for non-employees is accounted for using the Stock Based Compensation Topic of the FASB ASC 505. The Company uses the fair value method for equity instruments granted to non-employees and will use the Black Scholes model for measuring the fair value of options, if issued. The stock based fair value compensation is determined as of the date of when performance commitment is established or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Financial Instruments - The carrying amounts reflected in the consolidated balance sheets for cash and accounts payable approximate the respective fair values due to the short maturities of these items. The Company does not hold any investments that are available-for-sale.

Concentration of risk – A significant amount of Z3E’s assets and resources have been dependent on the financial support of Phoenix Productions and Entertainment Group.  The Company is pursuing other avenues of financial support.

Revenue recognition –Revenues are recognized in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements". The Company recognizes revenues when all of the following criteria are met: 1) there is persuasive evidence that an arrangement exists, 2) delivery of goods has occurred, 3) the sales price is fixed or determinable, and 4) collection is reasonably assured.

Advertising costs –The Company recorded no advertising and promotion costs from inception (March 24, 2011) to December 31, 2011.

Research and development – Costs of research and development are expensed in the period in which they are incurred.

Legal Procedures – The Company is not aware of, nor is it involved in any pending legal proceedings.

New accounting standards- The Company has evaluated the recent accounting pronouncements through ASU 2011-12 and believes that none of them will have a material effect on the Company’s financial statements.

3.	STOCKHOLDER’S EQUITY

The Company has 95,000,000 common shares and 10,000,000 preferred shares authorized and 48,613,125 and 0, respectively, issued and outstanding as of December 31, 2011.

On April 1, 2011, 1,100,000 Z3E common shares valued at $0.70 per share as of the date of the agreement were issued to Brian Duffy in exchange for his consulting services.

On March 29, 2011, Z3 Enterprises entered into a Share Exchange Agreement to acquire 100 shares, constituting all of the issued and outstanding shares of HPEV Inc. (“HPEV”) in consideration for the issuance of 22,000,000 shares of Z3E common stock.  For accounting purposes, the acquisition of HPEV, Inc. by Z3 Enterprises, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Z3 Enterprises, Inc. based on factors demonstrating that HPEV represents the accounting acquirer.

On April 4, 2011, 21,880,000 shares out of the 22,000,000 shares of Z3E common stock were issued to Tim Hassett, Quentin Ponder, Mark Hodowanec and Darren Zellers. The remaining 120,000 shares were issued on December 14, 2011 to Quentin Ponder and Darren Zellers.

Prior to the reverse merger, Z3E had 23,956,690 common shares outstanding. Due to the recapitalization of Z3E with HPEV, the shares were deemed issued as of April 15, 2011 as part of the reverse merger and recapitalization. The value of the shares was based on the net asset value of Z3E as of April 15, 2011, the date the merger was deemed closed.

On May 11, 2011, 1,823,185 common shares valued at $0.75 per share as of the date of the agreement were issued to Capital Group Communication, Inc. in exchange for investor relations services covering a period of twenty four-months valued at $1,367,389.

On September 17, 2010, prior to the reverse merger with HPEV, Inc. the Company entered into an acquisition agreement with Usee.  As part of the agreement 10,500,000 shares were issued to the share holders of Usee.  Upon further due diligence investigation the Company cancelled the agreement and all the shares were required to be returned.  On May 2, 2011 8,369,310 shares belonging to Usee, Inc, were returned to the transfer agent, canceled and assigned a value of zero. The remaining shares were written off by Z3 prior to its merger with HPEV, Inc. On October 21, 2011, 416,750 shares belonging to IFMT, Inc. were returned to the transfer agent, canceled and assigned a value of zero.  The shares were originally issued as part of the Usee transaction which was subsequently terminated.

On November 1, 2011, the Board of Directors authorized the issuance of 150,000 shares of restricted common stock to an accredited investor in exchange for $50,000 in financing.

On October 31, 2011 stock options to purchase 200,000 shares at $0.55 were issued to The Crone Law Group, these options were issued in order to satisfy a penalty services rendered and payments defrayed.  These options were valued at $108,420 using a black sholes valuation model.

On October 21, 2011 Judson Bibb, Director received 5,000,000 shares from Phoenix Productions and Entertainment Group, Inc., a shareholder of the Company’s Common stock.  This stock transfer was deemed to serve as compensation for services performed for the company in previous periods. The shares were valued based on the market closing price of the Company’s common stock as of October 21, 2011, date shares were transferred, resulting in a value of $2,650,000.

4.    RELATED PARTY TRANSACTIONS

As a consequence of the reverse merger, HPEV took over the obligations of Z3E consisting of accounts payable of $11,637 (non-related party) and a note payable balance of $313,687 due to Phoenix Productions and Entertainment Group, Inc., a significant shareholder of the Company’s common stock. The terms of the loan agreement do not require payment of interest and repayment of the loan is to begin 15 days after receipt of initial revenues related to projects funded by PPEG loans.  Maturity of the loan is perpetual or upon mutual agreement of both parties or if conditions are breached or default.
Subsequent to the reverse merger, Phoenix Productions and Entertainment Group, Inc. made loans to Z3 Enterprises of $548,407 leaving a balance due as of December 31, 2011 of $862,094.

During the period from inception (March 24, 2011) to December 31, 2011, Judson Bibb, Director, advanced $22,500 in interest free, unsecured, due on demand funds.  As of December 31, 2011, $22,500 remains due and payable.

5.  INCOME TAXES

We did not provide any current or deferred U.S. federal income tax provision or benefit for the period presented because we have experienced operating losses since inception. Per authoritative guidance pursuant to accounting for income tax and uncertainty in income taxes, when it is more likely than not that a tax asset cannot be realized through future income, the Company must allow for this future tax benefit. We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward period.

The components of the Company's deferred tax asset as of December 31, 2011 is as follows:

Since Inception
Net operating loss carry forward	$1,318,987
Valuation allowance	(1,138,987)

Net deferred tax asset	$--

A reconciliation of income taxes computed at the statutory rate to the income tax amount recorded is as follows:

Since Inception
Tax at statutory rate (35%)	$461,548
Increase in valuation allowance	(461,548)

Net deferred tax asset	$--

The Company had no gross unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods. The Company has not accrued any additional interest or penalties. No tax benefit has been reported in connection with the net operating loss carry forwards in the consolidated financial statements as the Company believes it is more likely than not that the net operating loss carry forwards will expire unused. Accordingly, the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount. Net operating loss carry forwards start to expire in 2031.

The Company files income tax returns in the United States federal jurisdiction. With a few exceptions, the Company is no longer subject to U.S. federal, state or non-U.S. income tax examination by tax authorities on tax returns filed before January 31, 2006. The Company will file its U.S. federal return for the year ended December 31, 2011 upon the issuance of this filing. These U.S. federal returns are considered open tax years as of the date of these financial statements. No tax returns are currently under examination by any tax authorities.

6.   INVESTMENT DEPOSIT

The Company had the negotiating rights that came with a non-refundable, earnest deposit of $100,000 that Z3E provided to Trinity Springs, Ltd (“Trinity”). Z3E previously entered into an Asset Purchase and Sale Agreement with Trinity Springs, Ltd. (“Trinity”), to purchase Trinity for $18,600,000. The $100,000 deposit would be credited to the buyer at closing.

Final realization of the agreement was dependent upon the approval of Trinity’s board and shareholders.  That approval was never granted, so on March 24, 2011, Z3E terminated the Agreement.  Discussions concerning the purchase of Trinity Springs continued, but the Company was unable to put together an acceptable corporate structure. On October 15, 2011, the Company attempted to submit another offer for review by the Trinity board.   In response, we received information that caused us to withdraw the offer.  Since then, negotiations have ceased.  As a result, the $100,000 was forfeited during the fourth quarter.

7.   INTELLECTUAL PROPERTY

Z3E acquired various intangible rights to the works of the Aleem Brothers many of which featured Jimi Hendrix.

In consideration for the rights, the Z3 Enterprises provided a good faith deposit of $75,000.  The intangible rights were recorded on the Company’s books as an intellectual property deposit. As the company’s direction has changed and no agreement had been reached to transfer the rights to another party, management decided to write the deposit off.

As of January 31, 2012, Z3 Enterprises’ wholly owned subsidiary, HPEV, Inc., was assigned the rights to one patent, one notice of allowance of a patent and eleven patents-pending with two remaining to be assigned.   The issued patent and 9 patents-pending all relate to the utilization of heat pipes to remove heat from various types of electric motors, generators and a brake resistor. By removing heat in a more efficient manner, the heat pipes provide lower costs, improved performance benefits and longer product life. The eleventh patent-pending is an electric load assist that makes it possible for plug-in hybrid electric vehicles to utilize power in any combination from the gas or diesel engine and an electric motor installed on-board.  The notice of allowance of a patent covers a heat pipe application in submersible motors.

The direct cost for legal services related to the patents was $44,464. This amount was capitalized as an asset.

8.   PREPAID EXPENSE

On May 11, 2011, 1,823,185 common shares valued at $0.75 per share were issued to Capital Group Communication, Inc. in exchange for investor relations services valued at $1,367,389. The services are for a 24 month term. As of December 31, 2011, the prepaid balance is $911,589.

9.    COMMON STOCK RECEIVABLE

On September 2, 2011, Z3E and Richard Glisky signed a Rescission Agreement (Agreement) to rescind an Agreement for the Acquisition of Harvest Hartwell CCP, LLC (HHCCP), a Michigan limited liability company. The Agreement for Acquisition was originally signed on September 30, 2010.

As called for in the Rescission Agreement, Z3 Enterprises assigned 100% of its interests in HHCCP to the previous owner, Richard Glisky. Richard Glisky, in turn, assigned 1,920,000 shares of Z3E common stock back to Z3E which the Company intends to have cancelled. As of January 31, 2012, the 1,920,000 shares of Z3E common stock had not been returned to the Company. Consequently, the Company has an $8,000,000 stock receivable recorded on its books (See note 10 Subsequent Events for additional information.).

10.    SUBSEQUENT EVENTS

On February 11, 2012, the Board of Directors authorized the issuance of 1,000,000 shares of restricted common stock valued at $1,070,000 to Lagoon Labs, LLC at $1.07 per share in exchange for consultations with management as well as providing investor communications and public relations, with an emphasis on digital and social media, for 12 months.

On February 13, 2012, the stock certificate representing 1,920,000 shares of common stock owned by Richard Glisky was returned to the transfer agent, canceled and a value of zero assigned to the shares. The certificate represented the final part of the Rescission Agreement signed with Mr. Glisky in which the Company assigned 100% of its membership interests in Harvest Hartwell CCP, LLC back to Mr. Glisky and satisfied a $22,500 lien it had placed upon the real property owned by HHCCP.  With the cancellation of the stock an $8,000,000 stock receivable was removed from the books of Z3E and the number of outstanding shares of common stock was reduced from 48,613,125 to 46,693,125.

On February 15, 2012, the Board of Directors voted to adopt the following:

1)  to amend the Articles of Incorporation to change the corporate name from Z3 Enterprises, Inc. to HPEV, Inc;
2)  to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 95,000,000 to 100,000,000 and to increase the number of authorized shares of preferred stock from 10,000,000 to 15,000,000;
3)  to amend the Articles of Incorporation to clarify the right of the Board of Directors to create and issue classes of preferred stock and to designate the rights, classes and preferences for said stock;
4) to authorize and empower the officers of the company to file with the Securities and Exchange Commission and to distribute to the shareholders an information statement pursuant to Regulation 14a of the Exchange Act with the intent of soliciting the shareholders’ consent for the proposed amendments.

On February 17, 2012 an additional 83,350 shares belonging to IFMT, Inc. were returned to the transfer agent, canceled and assigned a value of zero.  The shares were originally issued as part of the Usee transaction which was subsequently terminated

On February 17, 2012, the Company filed a Schedule PRE 14a with the SEC which sets forth the Company’s plans to implement the Board of Directors’ resolutions.  The filing included the Notice of Consent Requested, the Consent Statement, the Procedures to be followed, the Proposed amendments and the Consent cards that will be mailed to shareholders.

The SEC had no comment on the filing, therefore, on March 7, 2012, Schedule 14a was filed with the SEC. A day later, the mailing of the proxies began.

From the January 1, 2012, to March 7, PPEG loaned the Company $300,000 bringing their total amounted loaned to $1,162,094. The loans were made pursuant to the Loan Agreement signed between the Company and PPEG on September 7, 2010. Loans made under the PPEG Loan Agreement are interest-free, unsecured and due 15 days after receipt of initial revenues related to projects funded by PPEG loans.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders.  The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$640.35
Legal expenses	$40,000	*
Accounting expenses	$1,000	*
Miscellaneous	$2,127	*
Total	$43,767.35	*

* Estimate

Item 14.   Indemnification of Directors and Officers

Our directors and officers are indemnified by our bylaws against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of the Company. Our certificate of incorporation provides that none of our directors or officers shall be personally liable for damages for breach of any fiduciary duty as a director or officer involving any act or omission of any such director or officer. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

On April 1, 2011, 1,100,000 Z3E common shares valued at $0.70 per share as of the date of the agreement were issued to Brian Duffy in exchange for his consulting services.

On March 29, 2011, Z3 Enterprises entered into a Share Exchange Agreement to acquire 100 shares, constituting all of the issued and outstanding shares of HPEV Inc. in consideration for the issuance of 22,000,000 shares of Z3E common stock.  For accounting purposes, the acquisition of HPEV, Inc. by Z3 Enterprises, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Z3 Enterprises, Inc. based on factors demonstrating that HPEV represents the accounting acquirer. 1,823,185 common shares were issued to Capital Group Communications on May 11, 2011 in exchange for public relations, investment professional and investor communications services and consultation to be performed over a two year period. As a result, the Company recorded a prepaid expense of $1,823,185.The value per share was $0.75.

On May 19, 2011 the Company issued 1,823,185 common shares were Capital Group Communications in exchange for public relations, investment professional and investor communications services and consultation to be performed over a two year period.

On October 31, 2011, The Crone Law Group was issued an option to purchase 200,000 shares of restricted common stock at $0.55 cents per share in exchange for penalty services rendered and payments defrayed. [options]

The Company issued 150,000 common shares to an accredited investor on November 1, 2011 in exchange for $50,000 in financing.

On March 23, 2012, we issued 1,000,000 shares of our common stock, restricted in accordance with Rule 144, to Lagoon Labs, LLC for investor communications and public relations services.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had the opportunity to meet with and ask questions of management.

On June 12, 2012, we issued 10,000 shares of our common stock, restricted in accordance with Rule 144, to an accredited investor in exchange for $5,000 in funding. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as the investor was accredited and had the opportunity to meet with and ask questions of management.

On the same date, we also issued 26,666 shares of our common stock, restricted in accordance with Rule 144, to Wayne Wilcox of Geartech Heavy Duty in lieu of payment for work performed on a component of the initial hybrid conversion vehicle. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was accredited and had the opportunity to meet with and ask questions of management.

On December 14, 2012 we sold to Spirit Bear Limited, LLC (i) 200 shares of the Company’s Series A Convertible Preferred Stock, $.001 per share (the “Preferred Stock”) and (ii) warrants to purchase (i) 2,000,000 shares of the Company’s common stock at an exercise price of $ .35 per share (subject to adjustment as provided in the warrant); (ii) 2,000,000 shares of the Company’s common stock at an exercise price of $.50 per share (subject to adjustment as provided in the warrant); (iii) 2,000,000 shares of the Company’s common stock at an exercise of $.75 per share (subject to adjustment as provided in the warrant). Each share of the Preferred Stock is convertible into 20,000 shares of Company’s common stock and under certain circumstances the Preferred Stock is convertible into Senior Convertible Notes. The Conversion Price of the Preferred Stock is equal to the $2,500.The purchase price for sale of the preferred stock and warrants was $500,000, of which $313,777.62 was paid in cash and $186,222.38 was paid by cancelation of $186,222.38 in outstanding indebtedness held by the Purchaser.

The issuance of these shares was made in reliance on the exemption from registration in Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.  Such reliance on Section 4(2) was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16.   Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the registrant’s Form SB-2 filed with the SEC on August 9, 2007).
3.2	Certificate of Amendment to the Articles of Incorporation of the Company (incorporated by reference to Exhibit 2.1 to the registrant’s Form 8-K filed with the SEC on September 9, 2010).
3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the registrant’s Form SB-2 filed with the SEC on August 9, 2007).
3.4	Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 11, 2012).
3.5	Certificate of Amendment to the Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the registrant’s Form 10-Q filed with the SEC on May 15, 2012).
4.1
Certificate of Designations of Rights, Preferences, Privileges and Restrictions, Which have not been Set forth in the Certificate of Incorporation of the Series A Convertible Preferred Stock of HPEV, Inc. (incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on December 20, 2012).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP*
10.1
Joint Venture Agreement dated September 3, 2010 between Phoenix Productions and Entertainment Group, LLC and the Company (incorporated by reference to Exhibit 1.1 to the registrant’s Form 8-K filed with the SEC on September 9, 2010).

10.2
Loan Agreement between Phoenix Productions and Entertainment Group and the Company effective September 7, 2010
(incorporated by reference to Exhibit 10.2 to the registrant’s Form 10-K filed with the SEC on October 3, 2011).

10.3
Stock Purchase and Sale Agreement dated November 17, 2010 between Phoenix Productions and Entertainment Group, LLC, Judson Bibb and the Company (incorporated by reference to Exhibit 1.1 to the registrant’s Form 8-K filed with the SEC on December 28, 2010).

10.4
Agreement for the Exchange of Common Stock of HPEV, Inc. dated March 29, 2011 among the Company, HPEV, Inc., Timothy Hassett, C. Quentin Ponder, B. Mark Hodowanec and D. Darren Zellers (incorporated by reference to Exhibit 10.4 to the registrant’s Form 10-K filed with the SEC on October 3, 2011).

10.5
Addendum to Share Exchange dated June 14, 2011 among the Company, HPEV, Inc., Timothy Hassett, C. Quentin Ponder, B. Mark Hodowanec and D. Darren Zellers (incorporated by reference to Exhibit 10.2 to the registrant’s Form 8-K filed with the SEC on August 19, 2011).

10.6
Memorandum of Agreement dated December 24, 2010 by and between the Company and Taharqa Aleem and Tunde Ra Aleem a/k/a Albert Allen and Arthur Allen (incorporated by reference to Exhibit 1.1 to the registrant’s Form 8-K filed with the SEC on December 29, 2010).

10.7
Letter of Agreement dated September 17, 2010 among USEE, Inc., USEE, CA, Inc. and the Company (incorporated by reference to Exhibit 1.1 to the registrant’s Form 8-K filed with the SEC on September 24, 2010).

10.8
Termination Letter dated November 15, 2010 from the Company to USEE, Inc. and USEE, CA, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K filed with the SEC on November 15, 2010).

10.9
Amended and Restated Asset Purchase and Sale Agreement between Trinity Springs Ltd. and the Company effective January 26, 2011 (incorporated by reference to Exhibit 1.1 to the registrant’s Form 8-K filed with the SEC on March 15, 2011).

10.10
Membership Interest Purchase Agreement related to Harvest Hartwell CCP, LLC dated September 30, 2010 between Richard Glisky and the Company (incorporated by reference to Exhibit 1.1 to the registrant’s Form 8-K filed with the SEC on October 7, 2010).

10.11	Rescission Agreement dated September 2, 2011 between Richard Glisky and the Company (incorporated by reference to Exhibit 10.11 to the registrant’s Form 10-K filed with the SEC on April 2, 2012).
10.12	Consulting Agreement dated April 1, 2011 between Summit Management and HPEV, Inc. (incorporated by reference to Exhibit 10.12 to the registrant’s Form 10-K filed with the SEC on April 2, 2012)
10.13	Consulting Agreement dated April 1, 2011 between Timothy Hassett and HPEV, Inc. (incorporated by reference to Exhibit 10.13 to the registrant’s Form 10-K filed with the SEC on April 2, 2012)
10.14	Addendum to Summit Management Consulting Agreement dated January 2, 2012. (incorporated by reference to Exhibit 10.14 to the registrant’s Form 10-K filed with the SEC on April 2, 2012)
10.15	Addendum to Timothy Hassett Consulting Agreement dated January 2, 2012(incorporated by reference to Exhibit 10.15 to the registrant’s Form 10-K filed with the SEC on April 2, 2012)
10.16	Consulting Agreement dated February 13, 2012 between Lagoon Labs, LLC and HPEV, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Form 10-Q filed with the SEC on May 15, 2012)
10.17
Warrant issued to McMahon, Serepca LLP for financial accommodations dated June 4, 2012. (incorporated by reference to Exhibit 10.2 to the registrant’s Form 10-Q filed with the SEC on November 19, 2012)

10.18	Spirit Bear Note and Warrant Purchase Agreement dated August 9, 2012. (incorporated by reference to Exhibit 10.3 to the registrant’s Form 10-Q filed with the SEC on November 19, 2012)
10.19
Spirit Bear Promissory Note B-1 issued pursuant to the Note and Warrant Purchase Agreement and dated April 27, 2012. (incorporated by reference to Exhibit 10.4 to the registrant’s Form 10-Q filed with the SEC on November 19, 2012)

10.20
Spirit Bear Promissory Note B-2 issued pursuant to the Note and Warrant Purchase Agreement and dated May 22, 2012. (incorporated by reference to Exhibit 10.5 to the registrant’s Form 10-Q filed with the SEC on November 19, 2012)

10.21
Spirit Bear Promissory Note B-3 issued pursuant to the Note and Warrant Purchase Agreement and dated June 28, 2012. (incorporated by reference to Exhibit 10.6 to the registrant’s Form 10-Q filed with the SEC on November 19, 2012)

10.22
Spirit Bear Promissory Note B-4 issued pursuant to the Note and Warrant Purchase Agreement and dated July 11, 2012. (incorporated by reference to Exhibit 10.7 to the registrant’s Form 10-Q filed with the SEC on November 19, 2012)

10.23	Spirit Bear Loan Extension Agreement for Note B-1 dated October 26, 2012.
10.24
Securities Purchase Agreement, dated December 14, 2012, between Spirit Bear Limited and HPEV, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on December 20, 2012)

10.25
Registration Rights Agreement dated December 14, 2012, between Spirit Bear Limited and HPEV, Inc.  (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on December 20, 2012)

10.26*	Form of Common Stock Purchase Warrant, between Spirit Bear Limited and HPEV, Inc.
10.27*	Form of Common Stock Purchase Warrant, between Spirit Bear Limited and HPEV, Inc.

10.28*	Form of Common Stock Purchase Warrant, between Spirit Bear Limited and HPEV, Inc.
10.29	Patent and Security Agreement dated December 14, 2012, between Spirit Bear Limited and HPEV, Inc. (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the SEC on December 20, 2012)
10.30*	Debt Settlement Agreement, dated December 11, 2012, by and among HPEV, Inc., Phoenix Productions and Entertainment Group and Action Media Group, LLC.
23.1*	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Power of Attorney (Included on signature page)

* Filed herewith.

Item 17.   Undertakings

1.      The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.      The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on January 11, 2013.

HPEV, INC.
A Nevada corporation

By:	/s/ Timothy Hassett
Timothy Hassett
Its:	CEO and Chairman
(Principal Executive Officer)

By:	/s/ Quentin Ponder
Quentin Ponder
Its:	CFO and Director
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of  HPEV, Inc., a Nevada corporation, do hereby constitute and appoint Timothy Hassett his or her true and lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and each of the undersigned hereby ratifies and confirms that said attorney and agent, shall do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Timothy Hassett
Timothy Hassett	January 11, 2013
CEO and Chairman (Principal Executive Officer)

/s/ Quentin Ponder
Quentin Ponder	January 11, 2013
CFO and Director (Principal Accounting Officer)

/s/ Judson Bibb
Judson Bibb	January 11, 2013
Vice President and Director

/s/ Theodore Banzhaf
Theodore Banzhaf	January 11, 2013
President